Prospectus Supplement	Filed Pursuant to Rule 424(b)(5)
to Prospectus Effective May 5, 2016	Registration No. 333-210782

ENERGY FUELS INC.

US$13,050,000

7,250,000 Units Consisting of One Common Share and One-Half of One Common Share Purchase Warrant
7,250,000 Common Shares underlying the Units
3,625,000 Warrants to purchase Common Shares
3,625,000 Common Shares underlying the Warrants

This prospectus supplement (the “Prospectus Supplement”) of Energy Fuels Inc. (the “Company” or “Energy Fuels”) supplements the accompanying prospectus of the Company which was declared effective by the United States Securities and Exchange Commission (the “SEC”) on May 5, 2016 (the “Prospectus”) and registers 7,250,000 units (the “Offered Units”) of Energy Fuels at a price of US$1.80 per Offered Unit (the “Offering Price”) that are being issued pursuant to an underwriting agreement dated September 14, 2016, as amended and restated on September 15, 2016 (the “Underwriting Agreement”) between Energy Fuels and Cantor Fitzgerald Canada Corporation and Rodman & Renshaw a unit of H.C. Wainwright & Co., LLC as co-lead underwriters (the “Lead Underwriters”), together with Haywood Securities Inc., Raymond James Ltd. and Dundee Securities Ltd. (collectively with the Lead Underwriters, the “Underwriters”). Each Offered Unit consists of one common share (each, a “Unit Share”) and one-half of one common share purchase warrant of the Company (each whole common share purchase warrant, a “Warrant”). The Offered Units will separate into Unit Shares and Warrants immediately upon closing of the Offering (as defined below). Each Warrant will entitle the holder to purchase one common share of the Company (each a “Warrant Share”) at a price of US$2.45 per Warrant Share at any time prior to 5:00 p.m. (Toronto time) on the first business day which is at least 60 months after the closing of the Offering. This Prospectus Supplement also registers the Unit Shares, the Warrants and the Warrant Shares.

Price: US$1.80 per Offered Unit

	Price to the Public(1)	Underwriters’ Fee(2)	Net Proceeds to the Company(3)

Per Offered Unit	US$1.80	US$0.108	US$1.692
Total Offering	US$13,050,000(4)	US$783,000	US$12,267,000

Notes:

(1)

The Company intends to allocate US$1.482 of the Offering Price as consideration for the issue of each Unit Share and US$0.318 of the Offering Price as consideration for the issue of each one-half of one Warrant comprising each Offered Unit.

(2)

The Company has agreed to pay the Underwriters a cash fee (the “Underwriters’ Fee”) equal to 6% of the aggregate purchase price paid by the Underwriters to the Company per Offered Unit, including the sale of any Over-Allotment Units (as defined herein) sold pursuant to the exercise of the Over-Allotment Option (as defined herein), and reimburse the Underwriters for their expenses in connection with the Offering. See “Plan of Distribution”.

(3)

After deducting the Underwriters’ Fee but before deducting the expenses of the Offering (including listing fees) estimated to be approximately US$400,000, which will be paid from the gross proceeds of the Offering.

(4)	The Company has granted to the Underwriters an over-allotment option (the “Over-Allotment Option”) exercisable in whole or in part, in the sole discretion of the Underwriters, at any time prior to 5:00p.m. (Toronto time) on the date that is the 30th day following the closing date of the Offering (the “Closing Date”), to purchase up to an additional 1,087,500 Offered Units (the “Over-Allotment Units”) representing 15% of the number of Offered Units, on the same terms as set out above, to cover over-allocations, if any, and for market stabilization purposes. The Over-Allotment Option may be exercised by the Underwriters in respect of: (i) Over-Allotment Units at the Offering Price; or (ii) additional Unit Shares (the “Over-Allotment Unit Shares”) at a price of US$1.482 per Over-Allotment Unit Share; or (iii) additional Warrants (the “Over-Allotment Warrants”) at a price of US$0.636 per Over-Allotment Warrant; or (iv) any combination of Over-Allotment Unit Shares and/or Over-Allotment Warrants (together, the “Over-Allotment Securities”) so long as the aggregate number of Over-Allotment Unit Shares and Over-Allotment Warrants that may be issued under the Over-Allotment Option does not exceed 1,087,500 Over-Allotment Unit Shares and 543,750 Over-Allotment Warrants. If the Over-Allotment Option is exercised in full for Over-Allotment Units only, the total “Price to the Public”, “Underwriters’ Fee” and “Net Proceeds to the Company” (before payment of the expenses of the Offering referred to in note 2 above) will be US$15,007,500, US$900,450 and US$14,107,050, respectively. This Prospectus Supplement qualifies the distribution of the Over-Allotment Option and Over-Allotment Securities. A purchaser who acquires Over-Allotment Securities forming part of the Underwriters’ over-allocation position acquires those securities under this Prospectus Supplement, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See “Plan of Distribution”.

The following table sets out the number of Over-Allotment Securities that may be issued by the Company.

Underwriters’ Position	Maximum Size or Number	Exercise Period or	Exercise Price or Average
	of Securities Available	Acquisition Date	Acquisition Price

Over-Allotment Option	1,087,500 Over-Allotment Unit Shares and/or 543,750 Over-Allotment Warrants	30 days following the Closing Date	US$1.482 per Over-Allotment Unit Share and US$0.636 per Over-Allotment Warrant

Unless the context otherwise requires, all references to the “Offering” in this Prospectus Supplement shall include the Over-Allotment Option and all references to “Offered Units” shall include Over-Allotment Units, references to “Unit Shares” shall include Over-Allotment Unit Shares and references to “Warrants” shall include “Over-Allotment Warrants”, as applicable.

There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this Prospectus Supplement. This may affect the price of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation. The Company has applied to list the Warrants on the Toronto Stock Exchange (the “TSX”) and will use its commercially reasonable efforts to list the Warrants on the NYSE MKT MKT within 90 days of the Closing Date (each as defined below). Listing of the Warrants will be subject to the Company fulfilling all of the listing requirements of the TSX and the NYSE MKT, respectively.

An investment in the Offered Units involves a high degree of risk and must be considered speculative due to the nature of the Company’s business and the present stage of exploration and development of certain of its properties. Prospective investors should carefully consider the risk factors described in this Prospectus Supplement and the Prospectus under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 that is incorporated by reference into this Prospectus Supplement and the Prospectus.

As part of this offering, the Company has filed a prospectus supplement (the “Canadian Supplement”) in all provinces of Canada except Québec to qualify the distribution of up to 7,250,000 Units of this offering in addition to the Over-Allotment Securities (the “Canadian Offering” and, together with this offering, the “Offering”). The Units will be offered in the United States by Cantor Fitzgerald & Co., a U.S. affiliate of Cantor Fitzgerald Canada Corporation, and Rodman & Renshaw a unit of H.C. Wainwright & Co., LLC and in Canada by Cantor Fitzgerald Canada Corporation, Haywood Securities Inc., Raymond James Ltd. and Dundee Securities Ltd. Subject to applicable law, the Underwriters may offer to sell the Offered Units outside of Canada and the United States. Rodman & Renshaw a unit of H.C. Wainwright & Co., LLC is not registered as investment dealers in any Canadian jurisdiction and, accordingly, will only sell Offered Units into the United States and will not, directly or indirectly, solicit offers to purchase or sell the Offered Units in Canada. Dundee Securities Ltd., Haywood Securities Inc. and Raymond James Ltd. may sell Units into the United States pursuant to this Prospectus Supplement through their U.S. affiliates.

The common shares of the Company (the “Common Shares”) are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “EFR” and on the NYSE MKT LLC (“NYSE MKT”) under the symbol “UUUU”. On September 14, 2016, the last trading day of the Common Shares prior to the date of this Prospectus Supplement, the closing price of the Common Shares on the TSX was Cdn$2.94 and on the NYSE MKT was US$2.27. The Company has applied to list the Unit Shares and the Warrant Shares on the TSX and the NYSE MKT. The listing will be subject to the Company fulfilling all of the listing requirements of the TSX and the NYSE MKT, respectively.

Prospective investors should be aware that the acquisition of the Offered Units described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective investors should read the tax discussion contained in the Prospectus under the heading “Certain Income Tax Considerations” as well as the tax discussion contained in this Prospectus Supplement under the headings “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” and should consider whether to consult with an independent tax advisor with respect to their particular circumstances.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is governed by the laws of Canada, that some of its directors are residents of Canada, that some of the dealers or experts named in the registration statement of which this Prospectus Supplement forms a part, are residents of a foreign country, and that a portion of the assets of the Company and said persons are located outside the United States.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES REGULATOR, HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Subscriptions for the Offered Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The closing of the Offering is expected to occur on or about September 20, 2016. It is anticipated that the Unit Shares and Warrants forming part of the Offered Units will be issued in “book-entry only” form and represented by a global certificate or certificates, or be represented by uncertificated securities, registered in the name of CDS Clearing and Depositary Services Inc. (“CDS”) or its nominee or The Depository Trust Company (“DTC”), as directed by the Underwriters, and will be deposited with CDS or DTC, as the case may be. Except in limited circumstances, no beneficial holder of Unit Shares or Warrants will receive definitive certificates representing their interest in the Unit Shares or Warrants. Beneficial holders of Unit Shares or Warrants will receive only a customer confirmation from the Underwriters or another registered dealer who is a CDS or DTC participant and from or through whom a beneficial interest in the Unit Shares or Warrants is acquired. Certain other holders may receive definitive certificates representing their interests in the Unit Shares or Warrants.

Cantor Fitzgerald Canada Corporation	Rodman & Renshaw a unit of H.C. Wainwright & Co., LLC

Haywood Securities Inc.	Raymond James Ltd.	Dundee Securities Ltd.

The date of this prospectus supplement is September 15, 2016

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS	S-6
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-7
DOCUMENTS INCORPORATED BY REFERENCE	S-11
RISK FACTORS	S-12
PRESENTATION OF FINANCIAL INFORMATION	S-14
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION	S-14
THE COMPANY	S-14
DIVIDENDS	S-16
CONSOLIDATED CAPITALIZATION	S-16
USE OF PROCEEDS	S-17
PLAN OF DISTRIBUTION	S-18
DESCRIPTION OF SECURITIES BEING OFFERED	S-21
PRIOR SALES	S-23
TRADING PRICE AND VOLUME	S-25
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	S-26
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	S-29
INTEREST OF EXPERTS	S-37
LEGAL MATTERS	S-38
AVAILABLE INFORMATION	S-38

BASE SHELF PROSPECTUS

ABOUT THIS PROSPECTUS	1
SUMMARY	2
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING DISCLOSURE OF MINERAL RESOURCES	7
DOCUMENTS INCORPORATED BY REFERENCE	9

USE OF PROCEEDS	10
DESCRIPTION OF COMMON SHARES	10
DESCRIPTION OF WARRANTS	10
DESCRIPTION OF RIGHTS	12
DESCRIPTION OF SUBSCRIPTION RECEIPTS	13
DESCRIPTION OF PREFERRED SHARES	16
DESCRIPTION OF DEBT SECURITIES	16
DESCRIPTION OF UNITS	18
PLAN OF DISTRIBUTION	18
TRANSFER AGENT AND REGISTRAR	20
LEGAL MATTERS	20
EXPERTS	20
WHERE YOU CAN FIND MORE INFORMATION	21

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is the Prospectus Supplement, including the documents incorporated by reference, which describes the specific terms of this Offering. The second part, the Prospectus, including the documents incorporated by reference therein, provides more general information. References to this Prospectus may refer to both parts of this document combined. You are urged to carefully read this Prospectus Supplement and the Prospectus, and the documents incorporated herein and therein by reference, before buying any of the Offered Units being offered under this Prospectus Supplement. This Prospectus Supplement may add, update or change information contained in the Prospectus. To the extent that any statement made in this Prospectus Supplement is inconsistent with statements made in the Prospectus or any documents incorporated by reference therein, the statements made in this Prospectus Supplement will be deemed to modify or supersede those made in the Prospectus and such documents incorporated by reference therein.

Only the information contained or incorporated by reference in this Prospectus Supplement and the Prospectus should be relied upon. The Company has not authorized any other person to provide different information. If anyone provides different or inconsistent information, it should not be relied upon. The Offered Units offered hereunder may not be offered or sold in any jurisdiction where the offer or sale is not permitted. It should be assumed that the information appearing in this Prospectus Supplement and the Prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

This Prospectus Supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this Prospectus Supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this Prospectus Supplement, unless stated otherwise, the “Company”, “Energy Fuels”, “we”, “us” and “our” refer to Energy Fuels Inc. and its subsidiaries.

CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF MINERAL RESERVES AND MINERAL RESOURCES

Unless otherwise indicated, all reserve and resource estimates included in this Prospectus Supplement and the Prospectus, and in the documents incorporated by reference herein and therein, have been, and will be, prepared in accordance with Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum classification system. NI 43-101 is a rule developed by the Canadian Securities Administrators (the “CSA”) which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC and reserve and resource information contained or incorporated by reference in this Prospectus Supplement and the Prospectus, and in the documents incorporated by reference herein and therein, may not be comparable to similar information disclosed by companies reporting under United States standards. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserve” under SEC Industry Guide 7. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by United States standards in documents filed with the SEC. United States investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian securities laws or standards, estimated “inferred mineral resources” may not form the basis of feasibility or prefeasibility studies. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained pounds” in a resource estimate is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with United States standards.

The Company does not have any mineral reserves within the meaning of SEC Industry Guide 7.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement and the Prospectus, including the documents incorporated herein and therein by reference, contain forward-looking information and forward-looking statements within the meaning of applicable Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Prospectus Supplement and the Prospectus and in the documents incorporated herein and therein by reference and include, but are not limited to, statements and information regarding the Company’s current intent, belief or expectations primarily with respect to: the Company’s business objectives, plans and expectations for FY-2016 and FY-2017; exploration and development plans and expenditures; estimation of mineral resources and mineral reserves; mineral grades; Energy Fuels’ expectations regarding additions to its mineral resources and mineral reserves through acquisitions and development; expectations regarding the integration of Uranerz Energy Corporation (“Uranerz”) and EFR Alta Mesa LLC (“EFR Alta Mesa”) (previously named Mesteña Uranium, LLC); success of the Company's permitting efforts, including receipt of regulatory approvals, permits and licenses and treatment under governmental regulatory regimes and the expected timeframes for receipt of such approvals, permits, licenses and treatments; possible impacts of regulatory actions; capital expenditures; expansion plans; success of the Company's mining, recovery, processing and/or milling operations; availability of equipment and supplies; availability of alternate feed materials for processing; the Company’s processing and recovery technologies; future mineral extraction and recovery costs, including costs of labor, energy, materials and supplies; future effective tax rates; costs and risks associated with transportation of the Company’s ores, feed materials, intermediate and final products, waste materials and chemicals and reagents used for processing and recovery; costs and risks associated with reliance on third parties for any of the Company’s mining, processing, recovery or waste disposal operations; future benefits costs; future royalties payable; the outcome and possible impacts of disputes and legal proceedings in which the Company is involved; the timing and amount of estimated future mineral extraction and recovery, including Energy Fuels’ expectations regarding expected price levels required to support mineral extraction and recovery and the Company’s ability to increase mineral extraction and recovery as market conditions warrant; sales volumes and future uranium and vanadium prices and treatment charges; future trends in the Company’s industry; global economic growth and industrial demand; global growth in and/or attitudes towards nuclear energy; changes in global uranium and vanadium and concentrate inventories; expected market fundamentals, including the supply and demand for uranium and vanadium; the Company’s and the industry’s expectations relating to future prices of uranium and vanadium; currency exchange rates; environmental and climate change risks; regulatory compliance costs, reclamation costs, including unanticipated reclamation expenses and bonding requirements; collateral requirements for surety bonds; title disputes or claims; the adequacy of insurance coverage; and legal proceedings and the potential outcomes therefrom. In certain cases, forward looking statements can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “is likely”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, “continue”, or “believes”, and similar expressions or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Energy Fuels believes that the expectations reflected in this forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct, and such forward-looking information included in this Prospectus should not be unduly relied upon.

Readers are cautioned that it would be unreasonable to rely on any such forward looking statements and information as creating any legal rights, and that the statements and information are not guarantees and may involve known and unknown risks and uncertainties, and that actual results are likely to differ (and may differ materially) and objectives and strategies may differ or change from those expressed or implied in the forward looking statements or information as a result of various factors. Such risks and uncertainties include risks generally encountered in the development and operation of mineral properties and processing and recover facilities such as: risks that the anticipated benefits of the acquisition of EFR Alta Mesa and the acquisition of Sumitomo Corporation’s 40-% interest in the Company’s Roca Honda Project (the “Roca Honda Acquisition”) are not realized; risks associated with mineral and resource estimates, including the risk of errors in assumptions or methodologies; risks associated with estimating production, forecasting future price levels necessary to support production, and the Company’s ability to increase production in response to any increases in commodity prices or other market conditions; uncertainties and liabilities inherent in mining and recovery operations; geological, technical and processing problems, including unanticipated metallurgical difficulties, ground control problems, process upsets and equipment malfunctions; transportation risks; risks associated with labour disturbances and unavailability of skilled labour; risks associated with the availability and/or fluctuations in the costs of raw materials and consumables used in the Company's production processes; risks and costs associated with environmental compliance and permitting, including those created by changes in environmental legislation and regulation and delays in obtaining permits and licenses that could impact expected production levels or increases in expected production levels; risks associated with environmental litigation; risks associated with climate change, including laws, regulations, or international accords regarding climate change, the effect of regulations on business trends, and the physical effects of climate change; actions taken by regulatory authorities with respect to mining, recovery and processing activities, including changes to regulatory programs and requirements; risks associated with the Company’s dependence on third parties in the provision of transportation and other critical services; title risks; risks associated with ability of the Company to obtain, extend or renew land tenure, including mineral leases and surface use agreements, on favourable terms or at all; the adequacy of insurance coverage; uncertainty as to reclamation and decommissioning liabilities; the ability of the Company’s bonding companies to require increases in the collateral required to secure reclamation obligations; the potential for, and outcome of, litigation and other legal proceedings, including potential injunctions pending the outcome of such litigation and proceedings; the ability of Energy Fuels to meet its obligations to its creditors; risks associated with paying off indebtedness on its maturity; risks associated with the Company’s relationships with its business and joint venture partners; failure to obtain industry partner, government and other third party consents and approvals, when required; competition for, among other things, capital, acquisitions of mineral reserves, undeveloped lands and skilled personnel; incorrect assessments of the value of acquisitions; risks posed by fluctuations in exchange rates and interest rates, as well as general economic conditions; risks inherent in the Company’s and industry’s forecasts or predictions of future uranium and vanadium price levels; fluctuations in the market prices of uranium and vanadium, which are cyclical and subject to substantial price fluctuations; failure to obtain suitable uranium sales terms, including spot and term sales contracts; the risks associated with asset impairment as a result of market conditions; risks associated with lack of access to markets and the ability to access capital; the market price of Energy Fuels’ securities; public resistance to nuclear energy or uranium mining or recovery; uranium industry competition and international trade restrictions; risks related to higher than expected costs related to our Nichols Ranch Project and Canyon Mine; risks that commodity price levels will not be sufficient to support production at the Company’s mines and facilities; risks related to securities regulations; risks related to stock price and volume volatility; risks related to our ability to maintain our listing on the NYSE MKT and/or TSX; risks related to our ability to maintain our inclusion in various stock indices; risks related to dilution of currently outstanding shares; risks related to our lack of dividends; risks related to recent market events; risks related to our issuance of additional Common Shares or other securities; risks related to acquisition and integration issues; risks related to defects in title to our mineral properties; risks related to outstanding debt; risks related to the Company’s securities and the other factors discussed under the “Risk Factors” section in this Prospectus Supplement, the Prospectus and the Company’s Form 10-K for the year ended December 31, 2015. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward looking statements contained in this Prospectus Supplement and the Prospectus.

Such statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, the following assumptions: that there is no material deterioration in general business and economic conditions; that there is no unanticipated fluctuation of interest rates and foreign exchange rates; that the supply and demand for, deliveries of, and the level and volatility of prices of uranium, vanadium and the Company’s other primary metals and minerals develop as expected; that uranium and vanadium prices required to reach, sustain or increase expected or forecasted production levels are realized as expected; that the Company receives regulatory and governmental approvals for the Company’s development projects and other operations on a timely basis; that the Company is able to operate its mineral properties and processing facilities as expected; that existing licenses and permits are renewed as required; that the Company is able to obtain financing for the Company’s development projects on reasonable terms; that the Company is able to procure mining equipment and operating supplies in sufficient quantities and on a timely basis; that engineering and construction timetables and capital costs for the Company’s development and expansion projects and restarting projects on standby, are not incorrectly estimated or affected by unforeseen circumstances; that costs of closure of various operations are accurately estimated; that there are no unanticipated changes in collateral requirements for surety bonds; that there are no unanticipated changes to market competition; that the Company’s reserve and resource estimates are within reasonable bounds of accuracy (including with respect to size, grade and recoverability) and that the geological, operational and price assumptions on which these are based are reasonable; that environmental and other administrative and legal proceedings or disputes are satisfactorily resolved; that there are no significant changes to regulatory programs and requirements that would materially increase regulatory compliance costs or bonding requirements; and that the Company maintains ongoing relations with its employees and with its business and joint venture partners.

All written and oral forward looking statements or information attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements.

Forward looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward looking statements.

The Company cautions that the foregoing list of assumptions, risks and uncertainties is not exhaustive. Additional information on these and other factors which could affect operations or financial results are included under the “Risk Factors” section in this Prospectus Supplement, the Prospectus and in the Annual Report. The forward-looking statements and forward-looking information contained in this Prospectus Supplement and the Prospectus and the documents incorporated by reference herein and therein are expressly qualified by this cautionary statement. The Company does not undertake any obligation to publicly update or revise any forward looking statements to reflect actual results, changes in assumptions or changes in other factors affecting any forward looking statements or information except as expressly required by applicable securities laws. If the Company does update one or more forward looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward looking statements.

Statements relating to "mineral reserves" or "mineral resources" are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions, that the mineral reserves and mineral resources described can be profitably produced in the future.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus Supplement from documents filed with the SEC and is therefore deemed to be incorporated by reference into the Prospectus for purposes of this Offering. Copies of documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of the Company, at 225 Union Blvd, Suite 600, Lakewood, CO 80228 USA, telephone (303) 389-4143. These documents are also available on SEDAR at www.sedar.com under the Company’s profile. The filings of the Company through SEDAR and the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which is commonly known by the acronym “EDGAR”, and may be accessed at www.sec.gov, are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents which have been filed by us with the SEC, are also specifically incorporated by reference into, and form an integral part of the Prospectus, as supplemented by this Prospectus Supplement (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 of any Current Report on Form 8-K):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2015;

(b)	The Company’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2016;

(c)	The Company’s Proxy Statement on Schedule 14A filed with the SEC on March 24, 2016;

(d)

The Company’s Current Reports on Form 8-K as filed with the SEC on May 23, 2016, June 2, 2016, June 21, 2016, August 4, 2016, August 9, 2016, September 9, 2016, September 12, 2016 and September 14, 2016;

(e)

The description of the Common Shares contained in our Registration Statement on Form 40-F, as filed with the SEC on November 11, 2013, including any amendment or report filed for the purpose of amending such description; and

(f)

all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus supplement but before the end of the offering of securities made by this Prospectus Supplement and the accompanying Prospectus.

This Prospectus Supplement is deemed to be incorporated by reference into the Prospectus solely for purposes of this Offering.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus Supplement and the Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and the Prospectus.

RISK FACTORS

An investment in the Offered Units is subject to a number of risks. A prospective purchaser of the Offered Units should carefully consider the information and risks faced by the Company described in this Prospectus Supplement, the Prospectus and the documents incorporated herein and therein by reference, including without limitation the risk factors set out under the headings “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The operations of the Company are highly speculative due to the high-risk nature of its business, which includes the acquisition, financing, exploration, permitting, development and mining of, or recovery of product from, mineral properties, the recovery, milling and processing of minerals and other feed materials and the marketing of the resulting products. The risks and uncertainties incorporated by reference herein are not the only ones facing the Company. Additional risks and uncertainties not currently known to the Company, or that the Company currently deems immaterial, may also impair the Company’s operations. If any of the risks actually occur, the Company’s business, financial condition and operating results could be adversely affected. As a result, the trading price of the Common Shares could decline and investors could lose part or all of their investment.

Risks Related to This Offering and our Securities

The net proceeds of this Offering may be reallocated by management.

We currently intend to allocate the net proceeds to be received from this Offering as described under the heading “Use of Proceeds”. However, management will have broad discretion in the actual application of the net proceeds, and may elect to allocate net proceeds differently from that described under the heading “Use of Proceeds” if it believes it would be in the Company’s best interest to do so. The Company’s security holders, including holders of the Offered Units, may not agree with the manner in which management chooses to allocate and spend the net proceeds. The failure by management to apply these funds effectively could have a material adverse effect on the Company’s business.

You may experience dilution as a result of the Offering and future equity offerings.

Giving effect to the issuance of Unit Shares in this Offering, the potential issuance of the Warrant Shares, the receipt of the expected net proceeds and the use of those proceeds, this Offering may have a dilutive effect on our expected net income available to our shareholders per share. Furthermore, we are not restricted from issuing additional securities in the future, including Common Shares, securities that are convertible into or exchangeable for, or that represent the right to receive, Common Shares or substantially similar securities. To the extent that we raise additional funds through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to our shareholders. We may sell Common Shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this Offering, and investors purchasing Common Shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Common Shares, or securities convertible or exchangeable into Common Shares, in future transactions may be higher or lower than the price per share paid by investors in this Offering.

There is currently no public market for the Warrants and there is no guarantee that the Warrants will be listed on any stock exchange.

We have applied to list the Warrants distributed under this Prospectus Supplement on the TSX and will use our commercially reasonable efforts to list the Warrants on the NYSE MKT within 90 days of the Closing Date. Listing is subject to the approval of the TSX and NYSE MKT and our fulfillment of all of the listing requirements of the TSX and the NYSE MKT, respectively. There is no guarantee that we will be able to fulfill these listing requirements. There is currently no public market for the Warrants and, even if we were to obtain listing for the Warrants on the TSX and NYSE MKT, there can be no assurance that we will meet the TSX and/or NYSE MKT requirements for continued listing or that an active public market will develop or be sustained after completion of the Offering. In the event a public market for the Warrants does not develop or cannot be sustained, it is not possible to predict the price at which the Warrants will trade in the secondary market or whether such market will be liquid or illiquid. To the extent the Warrants are exercised, the number of Warrants outstanding will decrease, resulting in diminished liquidity for such remaining outstanding Warrants. A decrease in the liquidity of the Warrants may cause, in turn, an increase in the volatility associated with the price of the Warrants. To the extent that the Warrants are or become illiquid, an investor may have to exercise the Warrants to realize value.

Positive return not guaranteed

A positive return on an investment in the Offered Units is not guaranteed. There is no guarantee that an investment in the Offered Units will earn any positive return in the short term or long term. An investment in the Offered Units involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in the Offered Units is appropriate only for investors who have the capacity to absorb a loss of some or all of their investment.

The share price of the Company may be volatile.

The market price of the Common Shares (and, if applicable, the Warrants) may be volatile. This volatility may affect the ability of holders of Common Shares and Warrants to sell such securities at an advantageous price. The market price for Common Shares (and, if applicable, the Warrants) may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control, including the following:

•	actual or anticipated fluctuations in the Company’s quarterly results of operations;
•	changes in estimates of future results of operations by the Company or securities research analysts;
•	changes in the economic performance or market valuations of other companies that investors deem comparable to the Company;
•	change of the Company’s executive officers and other key personnel;
•	release or other transfer restrictions on outstanding Common Shares;
•	sales or perceived sales of additional Common Shares;
•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Company or its competitors; and
•	news reports relating to trends, concerns or competitive developments, regulatory changes and other related issues in the Company’s industry or target markets.

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Common Shares (and, if applicable, the Warrants) may decline even if the Company’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of the Company’s environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in a limited or no investment in the Common Shares (and, if applicable, the Warrants) by those institutions, which could adversely affect the trading price of the Common Shares (and, if applicable, the Warrants). There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted and the trading price of the Common Shares (and, if applicable, the Warrants) may be adversely affected. These broad market fluctuations may adversely affect the market prices of the Common Shares (and, if applicable, the Warrants).

Investors will have no rights as a shareholder with respect to their Warrants until they exercise their Warrants and acquire our Common Shares.

Until you acquire Common Shares upon exercise of your Warrants, you will have no rights with respect to the Common Shares underlying such Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise date.

PRESENTATION OF FINANCIAL INFORMATION

The financial statements of the Company and Uranerz incorporated by reference in this Prospectus Supplement and the Prospectus are reported in United States dollars and, unless otherwise indicated have been prepared in accordance with United States generally accepted accounting principles and may not be comparable with financial statements prepared in accordance with IFRS.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All monetary amounts used in this Prospectus and any Prospectus Supplement are or will be stated in United States dollars, unless otherwise indicated. References to “Cdn$” are to Canadian dollars and references to “$” or “US$” are to U.S. dollars. On September 14, the noon spot rate for Canadian dollars in terms of the United States dollar, as reported by the Bank of Canada, was US$1.00= $1.3189 or Cdn$1.00=US$ 0.7582.

THE COMPANY

Energy Fuels Inc. was incorporated on June 24, 1987 in the Province of Alberta under the name “368408 Alberta Inc.” In October 1987, 368408 Alberta Inc. changed its name to “Trevco Oil & Gas Ltd.” In May 1990, Trevco Oil & Gas Ltd. changed its name to “Trev Corp.” In August 1994, Trev Corp. changed its name to “Orogrande Resources Inc.” In April 2001 Orogrande Resources Inc. changed its name to “Volcanic Metals Exploration Inc.” On September 2, 2005, the Company was continued under the Business Corporations Act (Ontario). On March 26, 2006, Volcanic Metals Exploration Inc. acquired 100% of the outstanding shares of “Energy Fuels Resources Corporation.” On May 26, 2006, Volcanic Metals Exploration Inc. changed its name to “Energy Fuels Inc.”

Energy Fuels is engaged in conventional extraction and in situ recovery (“ISR”) of uranium, along with the exploration, permitting, and evaluation of uranium properties in the United States. Energy Fuels owns the Nichols Ranch uranium recovery facility in Wyoming (the “Nichols Ranch Project”), which is one of the newest ISR uranium recovery facilities operating in the United States, and the Alta Mesa Project in Texas (“Alta Mesa”), which is an ISR production center currently on care and maintenance. In addition, Energy Fuels owns the White Mesa Mill in Utah (the “White Mesa Mill”), which is the only conventional uranium recovery facility operating in the United States. The Company also owns uranium and uranium/vanadium properties and projects in various stages of exploration, permitting, and evaluation, as well as fully-permitted uranium and uranium/vanadium projects on standby. The White Mesa Mill can also recover vanadium as a co-product of mineralized material produced from certain of its projects in Colorado and Utah. In addition, Energy Fuels recovers uranium from other uranium-bearing materials not derived from conventional material, referred to as “alternate feed materials,” at its White Mesa Mill.

For a detailed description of the business of Energy Fuels please refer to “General Development of the Business” and “Energy Fuels’ Business” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Company’s registered and head office is located at 80 Richmond St. West, 18th Floor, Toronto, Ontario M5H 2A4. The Company’s principal place of business and the head office of the Company’s U.S. subsidiaries is located at 225 Union Blvd., Suite 600, Lakewood, Colorado, 80228 USA.

Recent Developments

Alta Mesa Technical Report

On August 2, 2016, the Company announced the filing of a technical report (the “Alta Mesa Technical Report”) entitled “Alta Mesa Uranium Project, Alta Mesa And Mesteña Grande Mineral Resources And Exploration Target, Technical Report National Instrument 43-101” prepared by Douglas L. Beahm, P.E., P.G. and dated July 19, 2016 with an effective date of July 19, 2016 containing a current mineral resource estimate for its 100% Alta Mesa ISR project located in Brooks and Jon Hogg Counties, Texas, including the Alta Mesa and Mesteña Grande deposits and exploration targets, in accordance with National Instrument 43-101. According to the Alta Mesa Technical Report, Alta Mesa is estimated to hold a total of 1.6 million tons of measured and indicated mineral resources with an average grade of 0.111% U3O8 containing 3.6 million pounds of uranium, along with 7.0 million tons of inferred mineral resources with an average grade of 0.121% U3O8 containing 16.8 million pounds of uranium. In addition, the Alta Mesa Technical Report identifies certain exploration targets at Alta Mesa that includes 2.6 million tons of mineralized material with an average grade of 0.08% - 0.123% U3O8 containing 4.1 to 6.6 million pounds of uranium. The tonnages, grades and contained pounds of uranium for the exploration targets should not be construed to reflect a calculated mineral resource estimate (measured, indicated or inferred). The potential quantities and grades for exploration targets are conceptual in nature, and there has not been sufficient work completed to date to define an NI 43-101 compliant resource. Furthermore, it is uncertain if additional exploration will result in any of the exploration targets being delineated as a mineral resource estimate in the future.

Key assumptions and parameters utilized in determining the mineral resource estimate contained in the Alta Mesa Technical Report include the following: (i) a minimum grade cut-off of 0.02% U3O8 and a minimum grade x thickness (GT) of 0.30, which is considered reasonable for economic extraction utilizing ISR methods; (ii) a bulk density factor of 17 ft3 /ton was utilized which is considered conservative for ISR extraction; (iii) drill data for 10,744 drill holes was analyzed, including about 3,000 drill holes within existing wellfields; (iv) prompt-fission-neutron (PFN) log data was available for 92.8% of the 10,744 drill holes, which is considered reasonably equivalent to chemical assays; (v) where possible, width and grade % x thickness (“GT”) parameters were determined from specific drill data, and where this was not possible, trend width was determined from data available from two existing wellfields; and (vi) the contained pounds of uranium were calculated from the GT value applied to the respective area of mineralization with the application of the appropriate bulk density.

The Alta Mesa project does not have known reserves under SEC Industry Guide 7, and is therefore considered under SEC Industry Guide 7 definitions to be “exploratory” in nature.

Drilling Results at the Nichols Ranch Project

On August 15, 2016, the Company announced drilling results at the Nichols Ranch Project in Wyoming, USA consisting of intercepts of several large and high-grade areas of mineralization in the wellfield associated with Header House 9. On August 1, 2016, the Company began delineation drilling and the installation of the wellfield to be associated with Header House 9 at the Nichols Ranch Project. As of August 15, 2016, 52 holes in this new wellfield had been drilled. Of the 52 holes, 46 encountered mineralization which is above the GT cut-off of 0.3. This includes one hole which encountered 5.0 feet of mineralization with an average grade of 2.40% eU3O8. In addition, many of the holes have encountered multiple intercepts above the GT cutoff. It is anticipated that a total of 120 wells will be incorporated into Header House 9.

The Nichols Ranch Project does not have known reserves under SEC Industry Guide 7, and is therefore considered under SEC Industry Guide 7 definitions to be “exploratory” in nature.

Drilling Results at the Canyon Mine

On August 18, 2016, the Company announced drilling results at its Canyon Mine (the “Canyon Mine”) in northern Arizona, USA consisting of intercepts of several large and high-grade areas of mineralization. The Company is currently pursuing an underground delineation core drilling program from a station located at a depth of approximately 1,000 feet below the surface. As of September 13, 2016, 15 core holes had been drilled, and most have encountered uranium mineralization in multiple levels throughout the deposit, including 8.5 -feet of mineralization with an average grade of 6.88% eU3O8, 48.0 -feet of mineralization with an average grade of 1.02% eU3O8, and 35-feet of mineralization with an average grade of 1.39% eU3O8. This drilling program is expected to be followed up by additional delineation drilling from a second station later this year. In addition to the delineation drilling, the Company is also continuing to sink an 8-foot by 20-foot mine shaft, which will be used to access the deposit. The shaft is currently at a depth of approximately 1,200 feet.

The Canyon Mine does not have known reserves, and is therefore considered under SEC Industry Guide 7 definitions to be “exploratory” in nature.

DIVIDENDS

The Company has not paid dividends in the past and it does not expect to pay dividends in the near future. Any earnings generated will be dedicated to finance further growth. The Board of Directors of the Company will determine if and when dividends will be declared and paid in the future based on the Company’s financial position at the relevant time.

CONSOLIDATED CAPITALIZATION

Since June 30, 2016, the date of the Company’s most recently filed financial statements, the only material changes to the Company’s share and loan capital, on a consolidated basis, were the issuance of an aggregate of 213,781 Common Shares upon the exercise of stock options and for consulting services. See “Prior Sales”.

The Company had 57,867,653 Common Shares, 2,190,077 stock options, 1,335,244 restricted stock units and 4,547,598 warrants outstanding as at September 14, 2016. After giving effect to the Offering, the Company will have 65,117,653, 2,190,077, 1,335,224 and 8,172,598 Common Shares, stock options, restricted stock units and warrants (including the Warrants) respectively outstanding, assuming that the Over-Allotment Option is not exercised. Assuming that the Over-Allotment Option is exercised in full for Over-Allotment Units, after giving effect to the Offering, the Company will have 66,205,153, 2,190,077, 1,335,224 and 8,716,348 Common Shares, stock options, restricted stock units and warrants (including the Warrants) respectively outstanding.

USE OF PROCEEDS

The Company intends to use the net proceeds of the Offering as follows: (i) $4.0 million to continue to finance the previously announced shaft sinking and evaluation at the Company’s high-grade Canyon mine project in Arizona; (ii) $3.0 million to continue to fund wellfield construction at the Company’s Nichols Ranch Project in Wyoming; (iii) $1.5 million to continue permitting of the Company’s projects, including Roca Honda and Jane Dough; (iv) $2.0 million to repay principal on outstanding indebtedness; and (v) the remaining for general corporate needs and working capital requirements. However, management of Energy Fuels will have discretion with respect to the actual use of the net proceeds of the Offering and there may be circumstances where, for sound business reasons, a reallocation of the net proceeds is necessary. See “Risk Factors”.

PLAN OF DISTRIBUTION

Pursuant to the Underwriting Agreement, the Company has agreed to issue and sell and the Underwriters, have severally agreed to purchase, as principals, subject to compliance with all necessary legal requirements and the terms and conditions contained in the Underwriting Agreement, a total of 7,250,000 Offered Units at the Offering Price of $1.80 per Offered Unit, payable in cash to the Company against delivery of such Offered Units, on the Closing Date. In consideration for their services in connection with the Offering, the Underwriters will be paid the Underwriters’ Fee equal to 6% of the gross proceeds of the Offering ($0.108 per Offered Unit), for an aggregate fee payable by the Company of $783,000, exclusive of the Over-Allotment Securities. The Offering Price was determined by negotiation between the Company and the Lead Underwriters on their own behalf and on behalf of the other Underwriters. Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to the Underwriters, and each Underwriter has severally agreed to purchase, at the Offering Price less the Underwriting Fee set forth on the cover page of this Prospectus Supplement, the number of Offered Units listed next to its name in the following table:

Number of
Offered Units
Cantor Fitzgerald Canada Corporation	3,008,750
Rodman & Renshaw a unit of H.C. Wainwright & Co., LLC	3,008,750
Haywood Securities Inc.	435,000
Raymond James Ltd.	435,000
Dundee Securities Ltd.	362,500
Total	7,250,000

Pursuant to the Underwriting Agreement, Energy Fuels has granted to the Underwriters the Over Allotment Option, exercisable at any time prior to 5:00 p.m. (Toronto time) on the day that is the 30th day following the Closing Date, to purchase up to an additional 1,087,500 Offered Units at the Offering Price to cover over-allocations, if any, and for market stabilization purposes, on the same terms and conditions as apply to the purchase of Offered Units thereunder. The Over-Allotment Option may be exercisable by the Underwriters in respect of: (i) Over-Allotment Units at the Offering Price; or (ii) Over-Allotment Unit Shares at a price of $1.482 per Over-Allotment Unit Share; or (iii) Over-Allotment Warrants at a price of $0.636 per Over Allotment Warrant; or (iv) any combination of the Over-Allotment Securities, so long as the aggregate number of Over-Allotment Unit Shares and Over-Allotment Warrants which may be issued under the Over-Allotment Option does not exceed 1,087,500 Over-Allotment Unit Shares and 543,750 Over-Allotment Warrants. If the Over Allotment Option is exercised in full for Over-Allotment Units only, the price to the public, Underwriters’ Fee and net proceeds to Energy Fuels (before deducting expenses of the Offering) will be $15,007,500, $900,450 and $14,107,050, respectively. This Prospectus Supplement also registers the issuance of the Offered Units as well as the grant of the Over Allotment Option and the issuance of the Over-Allotment Securities pursuant to the exercise of the Over Allotment Option.

A purchaser who acquires Over-Allotment Securities forming part of the Underwriters’ over-allocation position acquires those Over-Allotment Securities under this Prospectus Supplement, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

The Offered Units will be offered in all provinces of Canada except Québec and in the United States. The Units will be offered in the United States by Cantor Fitzgerald & Co., a U.S. affiliate of Cantor Fitzgerald Canada Corporation, and Rodman & Renshaw a unit of H.C. Wainwright & Co., LLC under this Prospectus Supplement filed with the SEC and in Canada by Cantor Fitzgerald Canada Corporation, Haywood Securities Inc., Raymond James Ltd. and Dundee Securities Ltd., under a prospectus supplement. Subject to applicable law, the Underwriters may offer to sell the Offered Units outside of Canada and the United States. Rodman & Renshaw a unit of H.C. Wainwright & Co., LLC, is not registered as investment dealers in any Canadian jurisdiction and, accordingly, will only sell Offered Units into the United States and will not, directly or indirectly, solicit offers to purchase or sell the Offered Units in Canada. Haywood Securities Inc., Raymond James Ltd. and Dundee Securities Ltd. may sell Units into the United States pursuant to this Prospectus Supplement through their U.S. affiliates.

The Warrants will be created and issued pursuant to the terms of a warrant indenture (the “Warrant Indenture”) dated the Closing Date to be entered into among the Company, CST Trust Company, as Canadian warrant agent (the “Canadian Warrant Agent”), and American Stock & Transfer Company, LLC, as U.S. Warrant Agent (the “US Warrant Agent” and, together with the Canadian Warrant Agent, the “Warrant Agents”). Each Warrant will entitle the holder thereof to purchase one Common Share at a price of $2.45 at any time prior to 5:00 p.m. (Toronto time) on the first business day which is at least 60 months after the closing of the Offering, after which time the Warrants will expire and be void and of no value. The Warrant Indenture will contain provisions designed to protect the holders of Warrants against dilution upon the happening of certain events. No fractional Common Shares will be issued upon the exercise of any Warrants. There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this Prospectus Supplement. This may affect the price of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation. The Company has applied to list the Warrants on the TSX and will use its commercially reasonable efforts to list the Warrants on the NYSE MKT. Listing of the Warrants will be subject to the Company fulfilling all of the Listing requirements of the TSX and NYSE MKT, respectively. See “Risk Factors”.

In addition, the Warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of Warrant Shares under the U.S. Securities Act. This option entitles the Warrant holders to elect to receive fewer Warrant Shares without paying the cash exercise price. The number of Warrant Shares to be issued would be determined by a formula based on the total number of Common Shares with respect to which the Warrant is being exercised, the daily volume weighted average price for our Common Shares on the trading day immediately prior to the date of exercise and the applicable exercise price of the Warrants.

Energy Fuels has been advised by the Underwriters that, in connection with this Offering, the Underwriters may effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those that might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. The Underwriters propose to offer the Offered Units initially at the Offering Price. After a reasonable effort has been made to sell all of the Offered Units at the Offering Price, the Underwriters may subsequently reduce the selling price to investors from time to time in order to sell any of the Offered Units remaining unsold. Any such reduction will not affect the proceeds received by the Company.

The obligations of the Underwriters under the Underwriting Agreement are several, and not joint, and may be terminated at their discretion upon the occurrence of certain events specified in the Underwriting Agreement including standard “litigation out”, “financial out”, “disaster out” and “material adverse effect out” rights of termination.

The Underwriters are obligated to take up and pay for all the Offered Units offered by this Prospectus Supplement (not including the Over-Allotment Units issuable upon exercise of the Over-Allotment Option) if any are purchased under the Underwriting Agreement, subject to certain exceptions. Energy Fuels has agreed in the Underwriting Agreement to reimburse the Underwriters for their legal fees and certain other expenses in connection with the Offering, in an amount not to exceed $100,000. We estimate that the total expenses for this Offering, excluding compensation and expense reimbursements payable to the Underwriters under the terms of the Underwriting Agreement, will be approximately $300,000.

The Company has agreed, pursuant to the Underwriting Agreement, to indemnify the Underwriters and their respective affiliates and their respective directors, officers, employees shareholders and agents and each other person, if any, controlling any of the Underwriters or their affiliates and against certain liabilities, including liabilities under Canadian and U.S. securities legislation in certain circumstances or to contribute to payments the Underwriters may have to make because of such liabilities.

The Company has agreed in the Underwriting Agreement that it shall not issue, negotiate or enter into any agreement to sell or issue, or announce the issue of, any Common Shares of the Company for a period of 90 days from the Closing Date, other than: (i) the issuance of the Unit Shares and the Warrant Shares; (ii) pursuant to the grant of options, restricted stock units and Common Shares in the normal course pursuant to the Company’s equity compensation plans and the issuance of Common Shares upon the exercise of options or vesting of restricted stock units issued under the Company’s equity compensation plans and warrants outstanding as of the date of the Underwriting Agreement; (iii) Common Shares issued in connection with an arm’s length acquisition, merger, consolidation or amalgamation with any company or companies; or (iv) pursuant to any pre-existing obligation for the Company to issue Common Shares.

As a condition precedent to the Underwriters’ obligation to close the Offering, subject to customary exemptions permitting dispositions to trusts for the direct or indirect benefit of the director or officer and/or the immediate family of such person, tenders to a take-over bid or acquisition transaction and pursuant to any existing 10b5-1 plans, all directors and officers of the Company shall be required to execute and deliver written undertakings in favour of the Underwriters agreeing not to sell, transfer, pledge (other than as disclosed to the Underwriters in writing), assign, or otherwise dispose of any securities of the Company owned, directly or indirectly by such directors or officers, until 90 days following the Closing Date, without the prior written consent of the Lead Underwriters on behalf of the Underwriters.

Subscriptions for the Offered Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The closing of the Offering is expected to occur on or about September 20, 2016. It is anticipated that the Unit Shares and Warrants forming part of the Offered Units will be issued in “book-entry only” form and represented by a global certificate or certificates, or be represented by uncertificated securities, registered in the name of CDS or its nominee and/or DTC, as directed by the Underwriters, and will be deposited with CDS and/or DTC, as the case may be. Except in limited circumstances, no beneficial holder of Unit Shares or Warrants will receive definitive certificates representing their interest in the Unit Shares or Warrants. Beneficial holders of Unit Shares or Warrants will receive only a customer confirmation from the Underwriters or other registered dealer who is a CDS or DTC participant and from or through whom a beneficial interest in the Unit Shares or Warrants is acquired. Certain other holders may receive definitive certificates representing their interests in the Unit Shares or Warrants.

This Prospectus Supplement and the Prospectus in electronic format may be made available on the websites maintained by one or more of the Underwriters or their U.S. affiliates participating in the offering. The Underwriters may agree to allocate a number of Offered Units to the Underwriters and their U.S. affiliates for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to the Underwriters and their U.S. affiliates that may make Internet distributions on the same basis as other allocations. Other than the Prospectus and the Prospectus Supplement in electronic format, the information on these websites is not part of this Prospectus Supplement or the registration statement of which this Prospectus Supplement forms a part, has not been approved or endorsed by the Company or any Underwriter in its capacity as underwriter, and should not be relied upon by investors.

Certain of the Underwriters and their affiliates have provided in the past to the Company and its affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

The Company has applied to list the Unit Shares, Warrant Shares and the Warrants on the TSX and the Unit Shares and the Warrant Shares on the NYSE MKT. The Company will use its commercially reasonable efforts to have the Warrants approved for listing on the NYSE MKT within 90 days from the Closing Date. Listing will be subject to the Company fulfilling all of the listing requirements of the TSX and the NYSE MKT.

DESCRIPTION OF SECURITIES BEING OFFERED

The Offering consists of 7,250,000 Offered Units (plus up to 1,087,500 additional Offered Units, or a combination of Units, Common Shares or Warrants up to such total in the event the Over-Allotment Option is exercised in full, see “Plan of Distribution”). Each Offered Unit will consist of one Unit Share and one-half of one Warrant, with each Warrant entitling the holder to purchase one Warrant Share at an exercise price of US$2.45, subject to adjustment, at any time until 5:00 p.m. (Toronto time) on the first business day which is at least 60 months after the closing of the Offering.

The Unit Shares and the Warrants comprising the Offered Units will separate immediately upon closing of the Offering.

Common Shares

As of September 14, 2016, there were 57,687,653 Common Shares issued and outstanding and no preferred shares outstanding. Holders of Common Shares are entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of the Company, and each Common Share confers the right to one vote in person or by proxy at all meetings of the shareholders of the Company. Holders of Common Shares are entitled to receive such dividends in any financial year as the Board of Directors of the Company may by resolution determine. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, holders of Common Shares are entitled to receive the remaining property and assets of the Company. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

In addition, on July 24, 2012, the Company issued Cdn$22,000,000 aggregate principal amount of Debentures. The terms of the Debentures were amended on August 4, 2016 and the Debentures will mature on June 30, 2020 and are convertible into Common Shares of the Company at the option of the holder at a conversion price, subject to certain adjustments, of Cdn$4.15 per share at any time prior to redemption or maturity. As of September 14, 2016, up to 5,301,205 Common Shares are issuable upon conversion of the Debentures.

Warrants

The Warrants will be governed by the terms of the Warrant Indenture. The Company will appoint the principal transfer offices of the Canadian Warrant Agent in Toronto, Ontario and the US Warrant Agent in New York City, New York as the locations at which Warrants may be surrendered for exercise or transfer. The following summary of certain provisions of the Warrant Indenture contains all of the material attributes and characteristics of the Warrants but does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture.

Each Warrant will entitle the holder to purchase one Warrant Share at a price of $2.45. The exercise price and the number of Warrant Shares issuable upon exercise are both subject to adjustment in certain circumstances as more fully described below. Warrants will be exercisable at any time prior to 5:00 p.m. (Toronto time) on the first business day which is at least 60 months after the closing of the Offering after which time the Warrants will expire and become null and void. Under the Warrant Indenture and subject to applicable laws, the Company will be entitled to purchase in the market, by private contract or otherwise, all or any of the Warrants then outstanding, and any Warrants so purchased will be cancelled.

The exercise price for the Warrants will be payable in United States dollars.

The Warrant Indenture will provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including:

i.

the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares as a stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of the Warrants or pursuant to the exercise of director, officer or employee stock options or restricted share rights granted under the Company’s equity compensation plans);

ii.	the subdivision, redivision or change of the Common Shares into a greater number of shares;

iii.	the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

iv.

the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the Warrant Indenture, for the Common Shares on such record date; and

v.

the issuance or distribution to all or substantially all of the holders of the Common Shares of shares of any class other than the Common Shares, rights, options or warrants to acquire Common Shares or securities exchangeable or convertible into Common Shares, of evidences of indebtedness or cash, securities or any property or other assets.

The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events: (1) reclassifications or redesignations of the Common Shares; (2) consolidations, amalgamations, take-over bids, compulsory acquisitions, plans of arrangement or mergers of the Company with or into another entity (other than consolidations, amalgamations, take-over bids, compulsory acquisitions, plans of arrangement or mergers which do not result in any reclassification of the Common Shares or a change of the Common Shares into other shares); (3) a change, exchange or conversion of the Common Shares into or for other shares or securities or property; or (4) the transfer (other than to one of the Company’s subsidiaries) of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity.

The Warrant Indenture will also permit, in certain circumstances, Warrant holders to participate in a rights offering or participate in a special distribution to the same extent that such Warrant holder would have participated therein if the Warrant holder had held the number of Warrant Shares acquirable upon complete exercise of the Warrant holder’s Warrants then held.

No adjustment in the exercise price or the number of Warrant Shares purchasable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or the number of Warrant Shares purchasable upon exercise by at least one one- hundredth of a Warrant Share.

The Company will also covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to holders of Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least 14 days prior to the record date or effective date, as the case may be, of such event.

No fractional Warrant Shares will be issuable upon the exercise of any Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Holders of Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

The Warrant Indenture also provides that the Company will use its commercially reasonable efforts to maintain the registration statement or another registration statement relating to the Warrant Shares following the Closing Date (provided, however, that nothing shall prevent the Company’s amalgamation, arrangement, merger or sale, including any take-over bid, and any associated delisting or deregistration or ceasing to be a reporting issuer, provided that, so long as the Warrants are still outstanding and represent a right to acquire securities of the acquiring Company, the acquiring company shall assume the Company’s obligations under the Warrant Indenture). If there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of Warrant Shares under the U.S. Securities Act, Warrant holders will be entitled to a “cashless exercise” option. This option entitles the Warrant holders to elect to receive fewer Warrant Shares without paying the cash exercise price. The number of Warrant Shares to be issued would be determined by a formula based on the total number of common shares with respect to which the Warrant is being exercised, the daily volume weighted average price for our Common Shares on the trading day immediately prior to the date of exercise and the applicable exercise price of the Warrants.

From time to time, the Company and the Warrant Agents, without the consent of the holders of Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Warrants. Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the Warrants may only be made by “extraordinary resolution”, which is defined in the Warrant Indenture as a resolution either (1) passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Warrants and passed by the affirmative vote of holders of Warrants representing not less than 66 ?% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution or (2) adopted by an instrument in writing signed by the holders of Warrants representing not less than 66?% of the aggregate number of all the then outstanding Warrants.

PRIOR SALES

During the 12-month period prior to the date of this Prospectus Supplement, the Company has issued Common Shares, or securities convertible into Common Shares, as follows:

Date Issued/	Number of	Security	Price per Security
Granted	Securities
September 25, 2015	80,496	Restricted Stock Units granted pursuant to the Company’s Omnibus Equity Incentive Plan	N/A
October 1, 2015	17,241	Restricted Stock Units granted pursuant to the Company’s Omnibus Equity Incentive Plan	N/A
October 27, 2015	92,906	Common Shares issued in partial consideration for Wate Project acquisition.	$2.95
November 10, 2015	500	Common Shares sold under ATM	$2.71
November 11, 2015	200	Common Shares sold under ATM	$2.67
December 18, 2015	29,646	Common Shares sold under ATM	$2.00
December 21, 2015	22,271	Common Shares sold under ATM	$2.08
December 22, 2015	89,690	Common Shares sold under ATM	$2.34
December 23, 2015	1,133,601	Common Shares sold under ATM	$2.31
December 30, 2015	100,000	Common Shares sold under ATM	$2.66
December 31, 2015	100,000	Common Shares sold under ATM	$2.72
January 6, 2016	225	Common Shares sold under ATM	$2.83
January 27, 2016	256,642	Stock options granted pursuant to the Company’s Omnibus Equity Incentive Plan exercisable at $4.16 per share	N/A
January 27, 2016	948,047	Restricted Stock Units granted pursuant to the Company’s Omnibus Equity Incentive Plan	N/A
January 28, 2016	90,807	Common Shares issued on vesting of previously issued Restricted Stock Units	N/A
February 2, 2016	48,026	Common Shares issued on vesting of previously issued Restricted Stock Units	N/A

Date Issued/	Number of	Security	Price per Security
Granted	Securities
March 14, 2016	5,031,250	Units sold pursuant to a $12.075 million public offering, each consisting of one Common Share and one-half of a warrant with each warrant entitling the holder to purchase one Common Share for $3.20	$2.40
March 24, 2016	1,200	Common Shares issued upon exercise of stock options	$2.12
May 27, 2016	1,212,173	Common Shares issued as consideration for the Roca Honda Acquisition	$2.31
June 16, 2016	4,551,284	Common Shares issued as consideration for the acquisition of Alta Mesa (f/k/a Mesteña Uranium)	$2.50
August 23, 2016	7,169	Common Shares issued upon exercise of stock options	$2.33
August 31, 2016	206,612	Common Shares issued for consulting services	$2.42

TRADING PRICE AND VOLUME

The Common Shares are listed and traded in Canada on the TSX and in the United States on the NYSE MKT.

The following table sets forth the high and low sale prices and the monthly trading volume for the Common Shares on both the TSX and the NYSE MKT.

	High	Low	Volume
Toronto Stock Exchange	(Cdn$)	(Cdn$)	(#)
September 2015	4.62	3.68	965,700
October 2015	4.50	3.51	887,774
November 2015	3.90	2.47	1,271,384
December 2015	4.12	2.48	1,307,471
January 2016	4.13	2.60	1,305,321
February 2016	3.57	2.82	815,738
March 2016	3.98	2.87	3,052,842
April 2016	3.09	2.64	1,852,787
May 2016	3.13	2.68	1,546,150
June 2016	3.65	2.82	2,300,161
July 2016	3.13	2.85	1,452,895
August 2016	3.30	2.83	1,753,745
September 1-13, 2016	3.12	2.94	242,990

	High	Low	Volume
NYSE MKT	($)	($)	(#)
September 2015	3.50	2.76	3,282,800
October 2015	3.48	2.69	3,409,400
November 2015	2.93	1.84	4,445,800
December 2015	2.98	1.85	5,736,900
January 2016	2.95	1.81	4,631,500
February 2016	2.59	2.03	2,398,000
March 2016	2.98	2.18	7,835,913
April 2016	2.45	2.00	5,499,059
May 2016	2.43	2.06	4,897,067
June 2016	2.87	2.15	10,543,298
July 2016	2.43	2.17	3,361,316
August 2016	2.58	2.18	3,601,193
September 1-13, 2016	2.41	2.24	683,318

On September 14, 2016, the closing price of the Common Shares was Cdn$2.94 on the TSX and $2.27 on the NYSE MKT.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes, as of the date hereof, the principal Canadian federal income tax considerations under the Tax Act, generally applicable to a holder who acquires, as beneficial owner, Unit Shares and Warrants pursuant to the Offering, and Warrant Shares upon exercise of the Warrants, and who, for purposes of the Tax Act and at all relevant times, holds Unit Shares, Warrant Shares and Warrants as capital property and deals at arm’s length with the Company, the Underwriters and any subsequent purchaser of such securities. A holder who meets all of the foregoing requirements is referred to as a “Holder” herein, and this summary only addresses such Holders. Generally, Unit Shares, Warrant Shares and Warrants will be considered to be capital property to a Holder, provided the Holder does not hold Unit Shares, Warrant Shares and Warrants in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder (i) that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules in the Tax Act, (ii) that is a “specified financial institution”, as defined in the Tax Act, (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act, (iv) that makes or has made a functional currency reporting election for purposes of the Tax Act, or (v) that has entered into or will enter into a “derivative forward agreement”, as that term is defined in the Tax Act, with respect to the Unit Shares, Warrants or Warrant Shares.

Additional considerations, not discussed herein, may be applicable to Holder that is a corporation resident in Canada and is, or becomes, controlled by a non-resident corporation for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their tax advisors with respect to the consequences of acquiring the Offered Units.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current administrative and assessing policies and practices of the Canada Revenue Agency (the “CRA”), published in writing by it prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or any changes in the CRA’s administrative and assessing policies or practices, whether by legislative, governmental or judicial action or decision, nor does it take into account or anticipate any other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representations with respect to the income tax consequences to any Holder are made. Consequently, Holders should consult their own tax advisors with respect to the tax consequences applicable to them, having regard to their own particular circumstances.

Allocation of Offering Price

Holders will be required to allocate the aggregate cost of an Offered Unit between the Unit Share and the one-half Warrant on a reasonable basis in order to determine their respective costs for purposes of the Tax Act. The Company intends to allocate as consideration for their issue $1.482 to each Unit Share and $0.318 to each one-half Warrant acquired as part of an Offered Unit. The Company believes that such allocation is reasonable but such allocation will not be binding on the CRA or a Holder and the Company expresses no opinion with respect to such allocation. The adjusted cost base to a Holder of a Unit Share acquired as part of an Offered Unit will be determined by averaging the cost of such Unit Share with the adjusted cost base of all Common Shares of the Company held by the Holder as capital property immediately before such acquisition.

Exercise of Warrants

No gain or loss will be realized by a Holder on the exercise of a Warrant to acquire a Warrant Share. When a Warrant is exercised, the Holder’s cost of the Warrant Share acquired thereby will be equal to the aggregate of the Holder’s adjusted cost base of such Warrant and the exercise price paid for the Warrant Share. The Holder’s adjusted cost base of the Warrant Share so acquired will be determined by averaging the cost of the Warrant Share with the adjusted cost base to the Holder of all Common Shares of the Company held as capital property immediately before the acquisition of the Warrant Share.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Unit Shares, Warrants, or Warrant Shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act.

Taxation of Resident Holders

The following portion of this summary applies to Holders (as defined above) who, for the purposes of the Tax Act, are or are deemed to be resident in Canada at all relevant times (herein, “Resident Holders”) and this portion of the summary only addresses such Resident Holders. Certain Resident Holders who might not be considered to hold their Unit Shares or Warrant Shares as capital property may, in certain circumstances, be entitled to have them and any other “Canadian security” (as defined in the Tax Act) be treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. This election does not apply to Warrants. Resident Holders contemplating such election should consult their own tax advisors for advice as to whether it is available and, if available, whether it is advisable in their particular circumstances.

Expiry of Warrants

The expiry of an unexercised Warrant generally will result in a capital loss to the Resident Holder equal to the adjusted cost base of the Warrant to the Resident Holder immediately before its expiry. See discussion below under the heading “Capital Gains and Capital Losses”.

Taxation of Dividends

A Resident Holder will be required to include in computing income for a taxation year any dividends received, or deemed to be received, in the year by the Resident Holder on the Unit Shares or Warrant Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit provisions where the Company designates the dividend as an “eligible dividend” in accordance with the provisions of the Tax Act. There may be restrictions on the ability of the Company to designate any dividend as an “eligible dividend”.

A dividend received or deemed to be received by a Resident Holder that is a corporation must be included in computing its income but will generally be deductible in computing the corporation’s taxable income, subject to all of the rules and restrictions under the Tax Act in that regard. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. A corporation that is a “private corporation” (as defined in the Tax Act) or any other corporation controlled (whether because of a beneficial interest in one or more trusts or otherwise) by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), generally will be liable to pay an additional tax (refundable under certain circumstances) under Part IV of the Tax Act on dividends received or deemed to be received on the Unit Shares or Warrant Shares in a year to the extent such dividends are deductible in computing taxable income for the year.

Disposition of Unit Shares, Warrants and Warrant Shares

A Resident Holder who disposes, or is deemed to dispose, of a Unit Share, a Warrant (other than on the exercise thereof) or a Warrant Share generally will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base to the Resident Holder of such Unit Shares, Warrants or Warrant Shares, as the case may be, immediately before the disposition or deemed disposition. The taxation of capital gains and losses is generally described below under the heading “Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the Resident Holder in such taxation year. Subject to and in accordance with the rules contained in the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a particular taxation year against taxable capital gains realized by the Resident Holder in the year. Allowable capital losses not so deductible in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition or deemed disposition of a Unit Share or Warrant Share may be reduced by the amount of any dividends received or deemed to have been received by such Resident Holder on such shares, to the extent and under the circumstances described in the Tax Act. Similar rules apply where a Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Unit Shares or Warrant Shares, directly or indirectly, through a partnership or trust. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on certain investment income, including taxable capital gains.

Alternative Minimum Tax

Capital gains realized and dividends received or deemed to be received by a Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors in this regard.

Taxation of Non-Resident Holders

The following portion of this summary is generally applicable to Holders (as defined above) who, for the purposes of the Tax Act and at all relevant times: (i) are not resident or deemed to be resident in Canada, and (ii) do not use or hold Unit Shares, Warrants or Warrant Shares in carrying on a business in Canada. Holders who meet all of the foregoing requirements are referred to herein as “Non-Resident Holders”, and this portion of the summary only addresses such Non-Resident Holders. Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

Receipt of Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Company are subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless reduced by the terms of an applicable tax treaty.

Under the Canada-United States Income Tax Convention (1980) as amended (the “Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is resident in the U.S. for purposes of the Treaty and entitled to benefits under the Treaty (a “U.S. Holder”) is generally reduced to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company that beneficially owns at least 10% of the Company’s voting shares). Non-Resident Holders should consult their own tax advisors in this regard.

Disposition of Unit Shares, Warrants and Warrant Shares

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a Unit Share, a Warrant or a Warrant Share unless such Unit Share, Warrant Share or Warrant, as the case may be, constitutes “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Holder at the time of disposition and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty.

Provided the Unit Shares and Warrant Shares are listed on a “designated stock exchange”, as defined in the Tax Act (which currently includes the TSX and the NYSE MKT) at the time of disposition, the Unit Shares, Warrants, and Warrant Shares will generally not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied concurrently: (i) (a) the Non-Resident Holder; (b) persons with whom the Non-Resident Holder did not deal at arm’s length; (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Unit Shares and Warrant Shares was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, such properties. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Unit Shares, Warrants, and Warrant Shares could be deemed to be taxable Canadian property.

Even if the Unit Shares, Warrants, and Warrant Shares are taxable Canadian property to a Non-Resident Holder, such Non-Resident Holder may be exempt from tax under the Tax Act on the disposition of such Unit Shares, Warrants, and Warrant Shares by virtue of an applicable income tax treaty or convention. Non-Resident Holders who may hold Unit Shares, Warrants or Warrant Shares as taxable Canadian property should consult their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of Offered Units acquired pursuant to this Prospectus Supplement, the acquisition, ownership, and disposition of Unit Shares acquired as part of the Offered Units, the exercise, disposition, and lapse of Warrants acquired as part of the Offered Units, and the acquisition, ownership, and disposition of Warrant Shares received upon exercise of the Warrants.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition of Offered Units pursuant to this Offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences and tax reporting requirements relating to the acquisition, ownership and disposition of Offered Units, Unit Shares, Warrants, and Warrant Shares.

No opinion from legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed) promulgated under the Code, published rulings of the IRS, published administrative positions of the IRS, U.S. court decisions and the Treaty, that are in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Offered Units, Unit Shares, Warrants or Warrant Shares acquired pursuant to this Prospectus Supplement that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Offered Units, Unit Shares, Warrants or Warrant Shares that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of Offered Units, Unit Shares, Warrants and Warrant Shares. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of Offered Units, Unit Shares, Warrants and Warrant Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are brokers or dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Offered Units, Unit Shares, Warrants or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquired Offered Units, Unit Shares, Warrants or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Offered Units, Unit Shares, Warrants or Warrant Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are partnerships and other pass-through entities (and investors in such partnerships and entities); or (i) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the Company’s outstanding shares. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are (a) U.S. expatriates or former long-term residents of the U.S., (b) persons (as defined below) that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Offered Units, Unit Shares, Warrants or Warrant Shares in connection with carrying on a business in Canada; (d) persons whose Offered Units, Unit Shares, Warrants or Warrant Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Treaty. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Offered Units, Unit Shares, Warrants or Warrant Shares.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Offered Units, Unit Shares, Warrants or Warrant Shares, the U.S. federal income tax consequences to such entity or arrangement and the owners of such entity or arrangement generally will depend on the activities of such entity or arrangement and the status of such owners. This summary does not address the tax consequences to any such entity or arrangement or owner. Owners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Offered Units, Unit Shares, Warrants and Warrant Shares.

Tax Consequences Not Addressed

This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Units, Unit Shares, Warrants and Warrant Shares. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of the acquisition, ownership, and disposition of Offered Units, Unit Shares, Warrants and Warrant Shares.

U.S. Federal Income Tax Consequences of the Acquisition of Offered Units

For U.S. federal income tax purposes, the acquisition by a U.S. Holder of an Offered Unit will be treated as the acquisition of one Unit Share and one-half of one Warrant. The purchase price for each Offered Unit will be allocated between these two components in proportion to their relative fair market values at the time the Offered Unit is purchased by the U.S. Holder. This allocation of the purchase price for each Offered Unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Unit Share and one-half of one Warrant that comprise each Offered Unit.

For this purpose, the Company will allocate US$1.482 of the purchase price for the Offered Unit to the Unit Share and US$0.318 of the purchase price for each Offered Unit to one-half of one Warrant. However, the IRS will not be bound by such allocation of the purchase price for the Offered Units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for the Offered Units.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

The following discussion is subject in its entirety to the rules described below under the heading "Passive Foreign Investment Company Rules."

Exercise of Warrants

A U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of an Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of an Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant. A U.S. Holder's holding period for the Warrant Share received on the exercise of a Warrant should begin on the date that such Warrant is exercised by such U.S. Holder or the day following the date of exercise by the U.S. Holder.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into Warrant Shares. The U.S. federal income tax treatment of a cashless exercise of Warrants into Warrant Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of an Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Expiration of Warrants Without Exercise

Upon the lapse or expiration of an Warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or the Company’s assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the shareholders). Adjustments to the exercise price of Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. (See more detailed discussion of the rules applicable to distributions made by the Company at “U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Unit Shares and Warrant Shares – Distributions on Unit Shares and Warrant Shares” below).

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Unit Shares and Warrant Shares

The following discussion is subject in its entirety to the rules described below under the heading “Passive Foreign Investment Company Rules.”

Distributions on Unit Shares and Warrant Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Unit Shares or Warrant Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the Company’s current or accumulated “earnings and profits”, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Unit Shares or Warrant Shares and thereafter as gain from the sale or exchange of such Unit Shares or Warrant Shares (see “Sale or Other Taxable Disposition of Unit Shares and Warrant Shares” below). However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may be required to assume that any distribution by the Company with respect to the Unit Shares or Warrant Shares constitutes ordinary dividend income. Dividends received on Unit Shares or Warrant Shares generally will not be eligible for the “dividends received deduction.” Subject to applicable limitations and provided the Company is eligible for the benefits of the Treaty or the Unit Shares are readily tradable on a United States securities market, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Unit Shares and Warrant Shares

Upon the sale or other taxable disposition of Unit Shares or Warrant Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such Unit Shares or Warrant Shares sold or otherwise disposed of. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Unit Shares or Warrant Shares have been held for more than one year.

Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

If the Company were to constitute a PFIC for any year during a U.S. Holder's holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Offered Units, Unit Shares, Warrants and Warrant Shares. The Company believes that it was not a PFIC during the prior tax year ended on December 31, 2015, and based on current business plans and financial expectations, the Company expects that it will not be a PFIC for the current tax year and expects that it will not be a PFIC for the foreseeable future. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested. PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that the Company has never been, is not, and will not become a PFIC for any tax year during which U.S. Holders hold Offered Units, Unit Shares, Warrants or Warrant Shares.

In addition, in any year in which the Company is classified as a PFIC, U.S. Holders will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file a IRS Form 8621 annually.

The Company will be a PFIC under Section 1297 of the Code (a “PFIC”) if, for a tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income (the “income test”) or (b) 50% or more of the value of the Company's assets either produce passive income or are held for the production of passive income (the “asset test”), based on the quarterly average of the fair market value of such assets. “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In addition, for purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a “Subsidiary PFIC'”), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

If the Company were a PFIC in any tax year and a U.S. Holder held Offered Units, Unit Shares, Warrants or Warrant Shares, such holder generally would be subject to special rules under Section 1291 of the Code with respect to "excess distributions" made by the Company on the Unit Shares, Warrants or Warrant Shares and with respect to gain from the disposition of Offered Units, Unit Shares, Warrants or Warrant Shares. An "excess distribution" generally is defined as the excess of distributions with respect to the Unit Shares, Warrants or Warrant Shares received by a U.S Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from the Company during the shorter of the three preceding tax years, or such U.S. Holder's holding period for the Unit Shares, Warrants or Warrant Shares, as applicable. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the Offered Units, Unit Shares, Warrants or Warrant Shares ratably over its holding period for the Offered Units, Unit Shares, Warrants or Warrant Shares. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including, without limitation, the “QEF Election” under Section 1295 of the Code and the “Mark-to-Market Election” under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner. Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code that apply to “excess distributions” and dispositions described above. However, under the proposed Treasury Regulations, for the purposes of the PFIC rules, the holding period for any Warrant Shares acquired upon the exercise of an Warrant will begin on the date a U.S. Holder acquires the Offered Units (and not the date the Warrants are exercised). This will impact the availability, and consequences, of the QEF Election and Mark-to-Market Election with respect to the Warrant Shares. Thus, a U.S. Holder will have to account for Warrant Shares and Unit Shares under the PFIC rules and the applicable elections differently. In addition, a QEF Election may not be made with respect to the Warrants and it is unclear whether the Mark-to-Market Election may be made with respect to the Warrants. Such elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income. U.S. Holders should consult their own tax advisers regarding the potential application of the PFIC rules to the ownership and disposition of Offered Units, Unit Shares, Warrants, and Warrant Shares, and the availability of certain U.S. tax elections under the PFIC rules.

U.S. Holders should be aware that, for each tax year, if any, that the Company is a PFIC, the Company provide no assurances that it will satisfy the record keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect to the Company or any Subsidiary PFIC. U.S. Holders should consult with their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of Offered Units, Unit Shares, Warrants and Warrant Shares, and the availability of certain U.S. tax elections under the PFIC rules.

Additional Tax Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency or on the sale, exchange or other taxable disposition of Unit Shares, Warrants or Warrant Shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of actual or constructive receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Unit Shares or Warrant Shares (or with respect to any deemed dividend on the Warrants) generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation (including constructive dividends) should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Unit Shares, Warrant Shares or Warrants that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the Unit Shares and Warrant Shares, and net gains from the disposition of the Unit Shares, Warrants and Warrant Shares. Special rules apply to PFICs. U.S. Holders that are individuals, estates or such trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the Unit Shares, Warrants and Warrant Shares.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax law certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person. U. S. Holders may be subject to these reporting requirements unless their Unit Shares, Warrants, and Warrant Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file IRS Form 8938.

Payments made within the United States, or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the Unit Shares, Warrants and Warrant Shares generally may be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish its correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that it has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF UNIT SHARES, WARRANTS AND WARRANT SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

INTEREST OF EXPERTS

The Company’s independent auditors, KPMG LLP, have audited the consolidated financial statements of the Company as at December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015. In connection with their audit, KPMG LLP has confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and under all relevant U.S. professional and regulatory standards.

Each of the following Qualified Persons, within the meaning of NI 43-101, have prepared a technical report for the Company or a technical report for Uranerz which has been described in documents incorporated by reference herein:

•     Douglas L. Beahm P.E., P.G. of BRS Engineering prepared the technical report dated July 19, 2016 entitled “Alta Mesa Uranium Project, Alta Mesa and Mesteña Grande Mineral Resources and Exploration Target, Technical Report National Instrument 43-101”;

•     Geoffrey S. Carter of Broad Oak Associates prepared the technical report dated March 4, 2016 entitled “Technical Report of Evaluation and Exploration Potential of the Roca Honda Project, New Mexico, U.S.A.”;

•     Allan Moran and Frank A. Davies of SRK Consulting prepared the technical report dated March 10, 2015 entitled “Technical Report on Resources Wate Uranium Braccia Pipe-Northern Arizona, U.S.A.”

•     Barton G. Stone, C.P.G., Robert Michaud, Professional Engineer; Stuart E. Collins, Professional Engineer; and Mark B. Mathisen, C.P.G. of Roscoe Postle Associates (USA) Ltd. prepared the technical report dated February 27, 2015 entitled “Technical Report on the Roca Honda Project, McKinley County, New Mexico, U.S.A.”;

•     Richard L. Nielsen, Certified Professional Geologist; Thomas C. Pool, Registered Professional Engineer; Robert L. Sandefur, Certified Professional Engineer; and Matthew P. Reilly, Professional Engineer of Chlumsky, Armbrust and Meyer LLC prepared the technical report dated March 22, 2013 entitled “Technical Report Update of Gas Hills Uranium Project Fremont and Natrona Counties, Wyoming, USA”;

•     Thomas C. Pool, P.E. and David A. Ross, M. Sc., P. Geo. of Roscoe Postle Associates Inc. prepared the technical report dated June 27, 2012 entitled “Technical Report on the Arizona Strip Uranium Project, Arizona, U.S.A.”;

•     David A. Ross, M.Sc., P.Geo. and Christopher Moreton, Ph.D., P.Geo., of Roscoe Postle Associates Inc. prepared the technical report dated June 27, 2012 entitled “Technical Report on the EZ1 and EZ2 Breccia Pipes, Arizona Strip District, U.S.A.”;

•     William E. Roscoe, Ph.D., P. Eng., Douglas H. Underhill, Ph.D., C.P.G., and Thomas C. Pool, P.E. of Roscoe Postle Associates Inc. prepared the technical report dated June 27, 2012 entitled “Technical Report on the Henry Mountains Complex Uranium Property, Utah, U.S.A.”;

•     Douglas C. Peters, Certified Professional Geologist, of Peters Geosciences prepared: (i) the technical report dated March 18, 2015 entitled “Updated Technical Report on Sage Plain Project (Including the Calliham Mine) San Juan County, Utah, U.S.A.”; (ii) the technical report dated March 15, 2011 entitled “Updated Technical Report on Energy Fuels Resources Corporation’s Whirlwind Property (Including Whirlwind, Far West, and Crosswind Claim Groups and Utah State Metalliferous Minerals Lease ML-49312), Mesa County, Colorado and Grand County, Utah”; (iii) the technical report dated July 18, 2012 entitled “The Daneros Mine Project, San Juan County, Utah, U.S.A”; and (iv) the technical report dated March 25, 2014 entitled “Technical Report on Energy Fuels Inc.’s La Sal District Project (including the Pandora, Beaver and Energy Queen projects).”;

•     Douglas L. Beahm, P.E., P.G. Principal Engineer of BRS Engineering prepared (i) the technical report dated April 13, 2012 entitled “Sheep Mountain Uranium Project Fremont County, Wyoming USA – Updated Preliminary Feasibility Study – National Instrument 43-101 Technical Report”, (ii) the technical report dated January 27, 2014 entitled "Juniper Ridge Uranium Project, Carbon County, Wyoming, USA, Updated 43-101 Mineral Resource and Preliminary Economic Assessment Technical Report” and (iii) the technical report dated February 28, 2015 entitled “Arkose Uranium Project, Mineral Resource and Exploration Target, 43-101 Technical Report”;

•     Terrence P. McNulty, P.E., D.Sc. prepared the technical report dated January 27, 2014 entitled "Juniper Ridge Uranium Project, Carbon County, Wyoming, USA, Updated 43-101 Mineral Resource and Preliminary Economic Assessment Technical Report”.

•     Douglas L. Beahm P.E., P.G. of BRS Engineering and Paul Goranson, P.E. of the Company prepared the technical report dated February 28, 2015 entitled “Nichols Ranch Uranium Project, 43-101 Technical Report, Preliminary Economic Assessment”;

•     Douglass H. Graves, P.E of Trec, Inc. prepared (i) the technical report dated June 4, 2010 entitled “Technical Report, North Rolling Pin Property, Campbell County, Wyoming, U.S.A.” and (ii) the technical report dated October 13, 2010 entitled “Technical Report, Reno Creek Property, Campbell County, Wyoming, U.S.A.”; and

•     Douglass H. Graves, P.E. of Trec, Inc. and Don R. Woody, P.G prepared the technical report dated December 9, 2008 entitled “Technical Report, West North Butte Satellite Properties, Campbell County, Wyoming, U.S.A.”

To the knowledge of the Company’s management, as of the date hereof, collectively, the above-named Qualified Persons, beneficially own, directly or indirectly, less than one percent of the Common Shares of the Company.

LEGAL MATTERS

Certain legal matters in connection with the Offering will be passed on for the Company by Borden Ladner Gervais LLP, Toronto, Ontario, as to Canadian legal matters and Dorsey & Whitney LLP, Toronto, Ontario, as to U.S. legal matters. Certain legal matters in connection with the Offering will be passed on for the Underwriters by Stikeman Elliott LLP, Toronto, Ontario, as to Canadian legal matters, and Cooley LLP, New York, New York, as to U.S. legal matters. At the date hereof, partners and associates of each of Borden Ladner Gervais LLP, Dorsey & Whitney LLP, Cooley LLP and Stikeman Elliott LLP own beneficially, directly or indirectly, less than one percent of the outstanding common shares of the Company or any associate or affiliate of the Company.

AVAILABLE INFORMATION

The Company is a public company and files annual, quarterly and special reports, proxy statements and other information with Canadian securities regulatory authorities and the SEC. Any information filed with the SEC can be read and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330 or by accessing its website at www.sec.gov. Some of the documents the Company files with or furnishes to the SEC are electronically available from the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which is commonly known by the acronym “EDGAR”, and may be accessed at www.sec.gov.

ENERGY FUELS INC. $100,000,000 Common Shares Warrants Rights Subscription Receipts Preferred Shares Debt Securities Units

Energy Fuels Inc. may offer and sell, from time to time, up to $100,000,000 aggregate initial offering price of the Company’s common shares, without par value (which we refer to as “Common Shares”), preferred shares of the Company issuable in series (which we refer to as “Preferred Shares”), warrants to purchase Common Shares, warrants to purchase Preferred Shares (which we refer to collectively as “Warrants”), rights to purchase Common Shares or other securities of the Company (which we refer to as “Rights”), subscription receipts for Common Shares, Warrants, Preferred Shares or any combination thereof (which we refer to as “Subscription Receipts”), or debt securities of the Company which may or may not be converted into other securities (which we refer to as “Debt Securities”), or units which consist of any combination of Common Shares. Preferred Shares, Warrants, Rights, Subscription Receipts or Debt Securities (which we refer to as “Units”), in one or more transactions under this Prospectus (which we refer to as the “Prospectus”). The Company may also offer under this Prospectus any Common Shares issuable upon the exercise of Warrants and any Common Shares or other securities of the Company issuable upon the exercise of Rights and any Common Shares issuable on conversion of Subscription Receipts, Preferred Shares or Debt Securities. Collectively, the Common Shares, Warrants, Rights, Subscription Receipts, Preferred Shares, Debt Securities, Common Shares issuable upon exercise of the Warrants, Common Shares or other securities of the Company issuable upon the exercise of Rights, Subscription Receipts, Preferred Shares, and Debt Securities and Units are referred to as the “Securities.”

This Prospectus provides you with a general description of the Securities that we may offer. Each time we offer Securities, we will provide you with a prospectus supplement (which we refer to as the “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information which is incorporated by reference into this Prospectus and the Prospectus Supplement. This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The Common Shares are traded on the NYSE MKT LLC (which we refer to as the “NYSE MKT”) under the symbol “UUUU” and on the Toronto Stock Exchange (which we refer to as the “TSX”) under the symbol “EFI”. On April 29, 2016, the last reported sale price of the Common Shares on the NYSE MKT was $2.34 per Common Share and on the TSX was Cdn$2.93 per Common Share. There is currently no market through which the Securities, other than the Common Shares, may be sold, and purchasers may not be able to resell the Securities purchased under this Prospectus. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors.”

Investing in the Securities involves risks. See “Risk Factors” on page 5.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS , 2016.

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $100,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares or Preferred Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; (iii) in the case of Rights, the designation, number and terms of the Common Shares or other securities of the Company purchasable upon exercise of the Rights, any procedures that will result in the adjustment of these numbers, the date of determining the shareholders entitled to the Rights distribution, the exercise price, the dates and periods of exercise, the currency in which the Rights are issued and any other terms specific to the Rights being offered; (iv) in the case of Subscription Receipts, the designation, number and terms of the Common Shares, Preferred Shares or Warrants receivable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms of the release conditions, terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event the release conditions are not met and any other specific terms; (v) in the case of Preferred Shares, the rights, privileges, restrictions and conditions assigned to the particular series upon the board of directors of the Company approving their issuance, subject to the Company’s articles of incorporation; (vi) in the case of the Debt Securities, terms of any debt securities and any related agreements or indentures; and (vii) in the case of Units, the designation, number and terms of the Securities comprising the Units; A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein and therein by reference under “Documents Incorporated by Reference”, any free writing prospectus and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences both in Canada and the United States. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities. Our business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Energy Fuels” “Company,” “we,” “us,” “Registrant,” “our” refer to Energy Fuels Inc., either alone or together with its subsidiaries as the context requires.

SUMMARY

The Company

Energy Fuels is engaged in conventional extraction and in situ recovery (“ISR”) of uranium, along with the exploration, permitting, and evaluation of uranium properties in the United States. Energy Fuels owns the Nichols Ranch uranium recovery facility in Wyoming (the “Nichols Ranch Project”), which is one of the newest ISR uranium recovery facilities operating in the United States. In addition, Energy Fuels owns the White Mesa Mill in Utah (the “White Mesa Mill”), which is the only conventional uranium recovery facility operating in the United States. The Company also owns uranium and uranium/vanadium properties and projects in various stages of exploration, permitting, and evaluation, as well as fully-permitted uranium and uranium/vanadium projects on standby. The White Mesa Mill can also recover vanadium as a co-product of mineralized material produced from certain of its projects in Colorado and Utah. In addition, Energy Fuels recovers uranium from other uranium-bearing materials not derived from conventional material, referred to as “alternate feed materials,” at its White Mesa Mill.

The registered and head office of Energy Fuels is located at 80 Richmond Street West, Victory Building, 18th Floor, Toronto, Ontario, M5H 2A4, Canada. Energy Fuels conducts its business and owns its assets in the United States through its U.S. subsidiaries, which have their principal place of business and corporate office at 225 Union Blvd., Suite 600, Lakewood, Colorado 80228, USA. Energy Fuels’ website address is www.energyfuels.com.

Recent Developments

On April 15, 2016, the Company announced the appointment of Mr. Mark Chalmers as Chief Operating Officer of the Company. Mr. Chalmers will join the Company’s management team in July 2016 and oversee all of the Company’s conventional and ISR uranium production operations. From 2011 to 2015, Mr. Chalmers served as Executive General Manager of Production for Paladin Energy Ltd., a uranium producer with assets in Australia and Africa, including the Langer Heinrich and Kayelekera mines, where he oversaw sustained, significant increases in production while reducing operating costs. He also possesses extensive experience in ISR uranium production, including management of the Beverley Uranium Mine owned by General Atomics (Australia), and the Highland mine owned by Cameco Corporation (USA). Mr. Chalmers has also consulted to several of the largest players in the uranium supply sector, including BHP Billiton, Rio Tinto, and Marubeni, and currently serves as the Chair of the Australian Uranium Council, a position he has held since 2007. Mr. Chalmers represents a valuable addition to our management team and an important element in our overall management continuity and succession planning strategy.

The Securities Offered under this Prospectus

We may offer the Common Shares, Warrants, Rights, Subscription Receipts, Preferred Shares, Debt Securities or Units with a total value of up to $100,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, if any, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the Securities we may offer. Each time we offer Securities, we will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:

  aggregate offering price;
  the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms;
  the record date for shareholders entitled to receive the Rights, the designation, number and terms of the Common Shares or other securities purchasable upon exercise of the Rights, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms;
  rates and times of payment of interest or dividends, if any;
  redemption, conversion, exchange or sinking funds terms, if any;
  rank and security, if any;
  conversion or exchange prices or rates, if any, and if applicable, any provision for changes or adjustment in the conversion or exchange prices or rates in the securities or other property receivable upon conversion or exchange;
  restrictive covenants, if any;

  voting or other rights, if any; and
  important United States and Canadian federal income tax considerations.

A Prospectus Supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents we have incorporated by reference. However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may offer Common Shares. Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval.

Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”

Warrants

We may offer Warrants for the purchase of Common Shares or Preferred Shares, in one or more series, from time to time. We may issue Warrants independently or together with Common Shares or Preferred Shares and the Warrants may be attached to or separate from such securities.

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between us and a warrant trustee for the holders of the Warrants. In this Prospectus, we have summarized certain general features of the Warrants under “Description of Warrants.” We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Warrants being offered, as well as the complete warrant indentures, if applicable, and warrant certificates that contain the terms of the Warrants. If applicable, specific warrant indentures will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that we file with the SEC.

Rights

We may offer Rights to our existing shareholders to purchase additional Common Shares, preferred shares or other securities of the Company. For any particular Rights, the applicable Prospectus Supplement will describe the terms of such rights and rights agreement including the period during which such Rights may be exercised, the manner of exercising such Rights, the transferability of such Rights and the number of Common Shares or other securities that may be purchased in connection with each right and the subscription price for the purchase of such Common Shares or other securities. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any securities not subscribed for in the rights offering by existing shareholders, which will be described in the applicable Prospectus Supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank, trust company or transfer agent, as rights agent.

In this Prospectus, we have summarized certain general features of the Rights under “Description of Rights.” We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the Rights being offered, as well as the complete Rights certificates that contain the terms of the Rights. We may evidence each series of rights by rights certificates that we may issue under a separate rights agreement with a rights agent. If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the rights agreements that describe the terms of the series of Rights we are offering before the issuance of the related series of Rights.

Subscription Receipts

We may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Preferred Shares, Warrants or other securities of the Company or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements, each to be entered into between us and an escrow agent, which will establish the terms and conditions of the Subscription Receipts. Each escrow agent will be a financial institution organized under the laws of the United States or any state thereof or Canada or any province thereof and authorized to carry on business as a trustee. A copy of the form of subscription receipt agreement will be filed as an exhibit to the registration statement of which this Prospectus is a part, or will be incorporated by reference from a Current Report on Form 8-K that we file with the SEC.

Preferred Shares

We may offer Preferred Shares. The Preferred Shares issuable in series will have the rights, privileges, restrictions and conditions assigned to the particular series upon the board of directors of the Company approving their issuance, subject to the Company’s articles of incorporation. We currently have authorized an unlimited number of Series A Preferred Shares which are non-redeemable, non-callable, non-voting and do not have a right to dividends. The terms of any preferred shares offered under this Prospectus and any related agreements will be described in the Prospectus Supplement filed in respect of the issuance of such preferred shares.

Debt Securities

We may offer secured or unsecured Debt Securities under this Prospectus. The terms of any Debt Securities and any related agreements or indentures will be described in a Prospectus Supplement to be filed in respect of such offering.

Units

We may offer Units consisting of Common Shares, Warrants, Preferred Shares, Rights, Subscription Receipts and Debt Securities in any combination. In this Prospectus, we have summarized certain general features of the Units under “Description of Units.” We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Units being offered. We may evidence each series of Units by unit certificates that we may issue under a separate unit agreement with a unit agent. If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the unit agreements that describe the terms of the series of Units we are offering before the issuance of the related series of Units.

Risk Factors

See “Risk Factors,” as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS

Investing in the Securities involves a high degree of risk. Prospective investors in a particular offering of Securities should carefully consider the following risks, as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities. If any of the following risks actually occurs, our business could be materially harmed. Additional risks, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business. You should also read and carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended, and the other information contained in this Prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended and the risk factors and other information contained in any applicable Prospectus Supplement, before purchasing any of our Securities.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Common Shares or other securities convertible into or exchangeable for Common Shares at prices that may not be the same as the price per share paid by any investor in an offering in a subsequent Prospectus Supplement. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investor in an offering in a subsequent Prospectus Supplement, and investors purchasing shares or other securities in the future could have rights superior to you. The price per share at which we sell additional Common Shares or securities convertible or exchangeable into Common Shares, in future transactions may be higher or lower than the price per share paid by any investor in an offering under a subsequent Prospectus Supplement.

Future offerings of debt or preferred equity securities, which would rank senior to our Common Shares, may adversely affect the market price of our common shares.

If, in the future, we decide to issue debt or preferred equity securities that may rank senior to our Common Shares, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Common Shares and may result in dilution to owners of our Common Shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares will bear the risk of our future offerings reducing the market price of our Common Shares and diluting the value of their stock holdings in us.

There can be no assurance as to the liquidity of the trading market for certain Securities or that a trading market for certain Securities will develop.

There is no public market for the Warrants, Preferred Shares, Rights, Subscription Receipts or Debt Securities and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of these securities on any securities exchange. If these securities are traded after their initial issue, they may trade at a discount from their initial offering prices depending on the market for similar securities, prevailing interest rates and other factors, including general economic conditions and the Company’s financial condition. There can be no assurance as to the liquidity of the trading market for any Warrants, Preferred Shares, Rights, Subscription Receipts or Debt Securities or that a trading market for these securities will develop.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of applicable US and Canadian securities laws. Such forward-looking statements concern the Company’s anticipated results and progress of the Company’s operations in future periods, planned exploration, and, if warranted, development of its properties, plans related to its business, and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, schedules, assumptions, future events, or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements.

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Energy Fuels believes that the expectations reflected in this forward-looking information are reasonable, but no assurance can be given that these expectations will prove to be correct, and such forward-looking information included in, or incorporated by reference into, this Prospectus should not be unduly relied upon. This information speaks only as of the date of this Prospectus or as of the date of the document incorporated by reference herein.

Readers are cautioned that it would be unreasonable to rely on any such forward-looking statements and information as creating any legal rights, and that the statements and information are not guarantees and may involve known and unknown risks, and that actual results are likely to differ (and may differ materially) and objectives and strategies may differ or change from those expressed or implied in the forward-looking statements or information as a result of various factors. Such risks include risks generally encountered in the exploration, development, operation, and closure of mineral properties and processing facilities. Forward-looking statements are subject to a variety of known and unknown risks and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks associated with mineral reserve and resource estimates, including the risk of errors in assumptions or methodologies;
•

risks associated with estimating mineral extraction and recovery, forecasting future price levels necessary to support mineral extraction and recovery, and the Company’s ability to increase mineral extraction and recovery in response to any increases in commodity prices or other market conditions;

•	risks related to liabilities inherent to conventional mineral extraction and recovery and/or ISR uranium operations;
•	geological, technical and processing problems, including unanticipated metallurgical difficulties, less than expected recoveries, ground control problems, process upsets, and equipment malfunctions;
•	risks associated with labor costs, labor disturbances, and unavailability of skilled labor;
•	risks associated with the availability and/or fluctuations in the costs of raw materials and consumables used in the Company’s production processes;
•

risks associated with environmental compliance and permitting, including those created by changes in environmental legislation and regulation, and delays in obtaining permits and licenses that could impact expected mineral extraction and recovery levels and costs;

•	actions taken by regulatory authorities with respect to mineral extraction and recovery activities;
•	risks associated with the Company’s dependence on third parties in the provision of transportation and other critical services or goods;
•	risks associated with the ability of the Company to negotiate access rights on certain properties on favorable terms or at all;
•	risks associated with the ability of the Company to extend or renew land tenure, including mineral leases and surface use agreements, on favorable terms or at all;
•	the adequacy of insurance coverage;
•	risks related to reclamation and decommissioning liabilities;
•	the ability of the Company’s bonding companies to require increases in the collateral required to secure reclamation obligations;
•	the potential for, and outcome of, litigation and other legal proceedings, including potential injunctions pending the outcome of such litigation and proceedings;
•	the ability of the Company to meet its obligations to its creditors;
•	risks associated with paying off indebtedness at its maturity;
•	risks associated with the Company’s relationships with its business and joint venture partners;
•	failure to obtain industry partner, government, and other third party consents and approvals, when required;
•	competition for, among other things, capital, mineral properties, and skilled personnel;
•	failure to complete proposed acquisitions and incorrect assessments of the value of completed acquisitions;
•	risks posed by fluctuations in share price levels, exchange rates and interest rates, and general economic conditions;
•	risks inherent in the Company’s and industry analysts’ forecasts or predictions of future uranium and vanadium price levels;

•	fluctuations in the market prices of uranium and vanadium, which are cyclical and subject to substantial price fluctuations;
•	failure to obtain suitable uranium sales terms, including spot and term sale contracts;
•	risks associated with asset impairment as a result of market conditions;
•	risks associated with lack of access to markets and the ability to access capital;
•	the market price of Energy Fuels’ securities;
•	public resistance to nuclear energy or uranium extraction and recovery;
•	uranium industry competition and international trade restrictions;
•	risks related to higher than expected costs related to our Nichols Ranch Project and Canyon Project;
•	risks related to securities regulations;
•	risks related to stock price and volume volatility;
•	risks related to our ability to maintain our listing on the NYSE MKT and/or TSX;
•	risks related to our ability to maintain our inclusion in various stock indices;
•	risks related to dilution of currently outstanding shares;
•	risks related to our lack of dividends;
•	risks related to recent market events;
•	risks related to our issuance of additional Common Shares or other securities;
•	risks related to acquisition and integration issues;
•	risks related to defects in title to our mineral properties;
•	risks related to our outstanding debt; and
•	risks related to our securities.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks that could affect forward-looking statements are described further in the documents incorporated by reference into this Prospectus. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated, or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by law, we disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described may be profitably extracted in the future.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING DISCLOSURE OF MINERAL RESOURCES

This Prospectus contains or incorporates by reference certain disclosure that has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of the United States’ securities laws. Unless otherwise indicated, all reserve and resource estimates included in this Prospectus and in the documents incorporated by reference herein, have been prepared in accordance with Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) classification system. NI 43-101 is a rule developed by the Canadian Securities Administrators (the “CSA”) which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC. Reserve and resource information contained herein, or incorporated by reference in this Prospectus, and in the documents incorporated by reference herein, may not be comparable to similar information disclosed by companies reporting under only United States standards. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserve” under SEC Industry Guide 7. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves; the three-year historical average price, to the extent possible, is used in any reserve or cash flow analysis to designate reserves; and the primary environmental analysis or report must be filed with the appropriate governmental authority.

The SEC’s disclosure standards under Industry Guide 7 normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by United States standards in documents filed with the SEC. United States investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or prefeasibility studies. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable.

Disclosure of “contained pounds” or “contained ounces” in a resource estimate is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as “reserves” under SEC Industry Guide 7 standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable to information made public by companies that report in accordance with United States standards.

As a company incorporated in Canada, unless otherwise indicated, we estimate and report our resources and our current reserves according to the definitions set forth in NI 43-101.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02, Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, which are deemed to be furnished and not filed and therefore not incorporated by reference herein, unless specifically stated otherwise in such filings, after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.) Any statement contained in a document incorporated by reference in this Prospectus shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, any related free writing prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

a.	our Annual Report on Form 10-K, for the year ended December 31, 2015, as filed with the SEC on March 15, 2016;

b.	our proxy statement on Schedule 14A, dated March 24, 2016, in connection with our May 18, 2016 annual meeting of shareholders;

c.	our Current Reports on Form 8-K filed with the SEC on January 26, 2016, February 1, 2016, March 8, 2016, March 10, 2016, March 14, 2016, and April 20, 2016; and

d.	the description of our Common Shares contained in our registration statement on Form 40-F filed on November 15, 2013, including any amendment or report filed for purposes of updating such description.

Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from our Investor Relations Department at 225 Union Blvd., Suite 600, Lakewood, Colorado, 80228 (telephone: (303) 974-2140).

We also maintain a web site at http://www.energyfuels.com through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference into or otherwise a part of this prospectus.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preference dividends for the periods indicated.

	Fiscal Year Ended December 31,
	2011	2012	2013	2014	2015
Ratio of Earnings to Combined Fixed Charges and Preference Dividends(1)	(3,655.5)	22.9	(23.9)	(50.3)	(39.5)

(1)

The ratio of earnings to combined fixed charges and preference dividends represents the number of times that fixed charges and preference dividends are covered by earnings. Earnings consist of income or loss from continuing operations before income taxes and fixed charges, excluding preference dividends. Fixed charges consist of interest expensed and capitalized under capital leases, estimated interest expense within rental expense, and preference dividends. In the years ended December 31, 2015, 2014, 2013, and 2011, earnings were insufficient to cover fixed charges by $80.32 million, $84.95 million, $35.12 million and $57.34 million, respectively.

As of the date of this prospectus, we have no Preferred Shares outstanding. Consequently, our ratio of earnings to combined fixed charges and Preferred Share dividends and ratio of earnings to fixed charges would be identical.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used by us for acquisitions, the exploration and development, as warranted, of existing or acquired mineral properties, working capital requirements or for other general corporate purposes. More detailed information regarding the use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement. We may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares, without par value, of which 51,890,745 are issued and outstanding as at the date of this Prospectus. As of the date of this Prospectus, there are (a) options outstanding to purchase up to 2,420,307 Common Shares at exercise prices ranging from $2.12 to $15.61 and (b) restricted stock units redeemable for 1,075,779 Common Shares and (c) 4,547,598 warrants outstanding to purchase Common Shares at exercise prices ranging from $3.20 to $10.56. Options and warrants which were granted and are reported in Canadian dollars were translated into US dollars at the April 29, 2016 foreign exchange rate of Cdn$1 = $0.7969 US dollar.

In addition, on July 24, 2012, the Company issued Cdn$22,000,000 aggregate principal amount of convertible debentures (the “Debentures”). The Debentures will mature on June 30, 2017 and may be converted into Common Shares of the Company at the option of the holder at a conversion price, subject to certain adjustments, of Cdn$15.00 per share at any time prior to redemption or maturity. As of April 14, 2016, up to 1,466,667 Common Shares are issuable upon conversion of the Debentures. At maturity, the Debentures may be retired either through the payment of cash or, at the option of the Company, the issuance of Common Shares. If retired through the issuance of Common Shares, the number of Common Shares will be obtained by dividing the principal amount of the Debentures by 95% of the volume weighted average trading price of the Common Shares on the TSX over the 20 consecutive trading days ending five days prior to maturity.

Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders. The holders of Common Shares are also entitled to receive dividends as and when declared by our Board of Directors and to receive a pro rata share of the assets of the Company available for distribution to the holders of Common Shares in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Warrants that we may offer under this Prospectus, which will consist of Warrants to purchase Common Shares or Preferred Shares and may be issued in one or more series. Warrants may be offered independently or together with Common Shares or Preferred Shares, Rights or any combination thereof, and may be attached to or separate from those Securities. While the terms we have summarized below will apply generally to any Warrants that we may offer under this Prospectus, we will describe the particular terms of any series of Warrants that we may offer in more detail in the applicable Prospectus Supplement and any applicable free writing prospectus. The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants may be issued under and governed by the terms of one or more warrant indentures (each of which we refer to as a “Warrant Indenture”) between us and a warrant trustee (which we refer to as the “Warrant Trustee”) that we will name in the relevant Prospectus Supplement, if applicable. Each Warrant Trustee will be a financial institution organized under the laws of Canada, the United States, or any province or state thereof, and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Warrant Indenture, if any, and the Warrant certificate. Prospective investors should refer to the Warrant Indenture, if any, and the Warrant certificate relating to the specific Warrants being offered for the complete terms of the Warrants. If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Current Report on Form 8-K that we file with the SEC, any Warrant Indenture describing the terms and conditions of Warrants we are offering before the issuance of such Warrants.

The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering. This description will include, where applicable:

  the designation and aggregate number of Warrants;
  the price at which the Warrants will be offered;
  the currency or currencies in which the Warrants will be offered;
  the date on which the right to exercise the Warrants will commence and the date on which the right will expire;
  the number of Common Shares or Preferred Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares or Preferred Shares may be purchased upon exercise of each Warrant;
  the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;
  the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;
  whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;
  whether we will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;
  whether the Warrants will be listed on any exchange;
  material United States and Canadian federal income tax consequences of acquiring, owning, exercising and disposing of the Warrants; and
  any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares or Preferred Shares issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Common Shares or Preferred Shares that we specify in the applicable Prospectus Supplement at the exercise price that we describe therein. Unless we otherwise specify in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that we set forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised Warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee, if any, or to us, as applicable, in immediately available funds, as provided in the applicable Prospectus Supplement. We will set forth on the Warrant certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee, if any, or to us, as applicable.

Upon receipt of the required payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee, if any, to us at our principal offices, as applicable, or any other office indicated in the applicable Prospectus Supplement, we will issue and deliver the Common Shares or Preferred Shares purchasable upon such exercise. If fewer than all of the Warrants represented by the Warrant certificate are exercised, then we will issue a new Warrant certificate for the remaining amount of Warrants. If we so indicate in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture, if any, and the Warrant certificate will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or Preferred Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares or Preferred Shares to which such holder would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares or Preferred Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares or Preferred Shares to be issued to holders of Warrants, as applicable.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture, if any, will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture, if any.

We may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF RIGHTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Rights that we may offer under this Prospectus. Rights may be offered independently or together with Common Shares, Warrants, Preferred Shares or other security, or a combination thereof, and may be attached to or separate from those Securities. While the terms we have summarized below will apply generally to any Rights that we may offer under this Prospectus, we will describe the particular terms of any series of Rights in more detail in the applicable Prospectus Supplement. The terms of any Rights offered under a Prospectus Supplement may differ from the terms described below.

General

Rights may be issued independently or together with any other security and may or may not be transferable. As part of any rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue Rights, each series of Rights will be issued under a separate rights agreement to be entered into between us and a bank, trust company or transfer agent, as rights agent, that will be named in the applicable Prospectus Supplement. Further terms of the Rights will be stated in the applicable Prospectus Supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of Rights certificates or beneficial owners of Rights. The rights agreements and rights certificates will be filed with the SEC as an exhibit to the registration statement of which this Prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement.

The Prospectus Supplement relating to any Rights we offer will describe the specific terms of the offering and the Rights, including the record date for shareholders entitled to the Rights distribution, the number of Rights issued and the number of Common Shares or other securities that may be purchased upon exercise of the Rights, the exercise price of the Rights, the date on which the Rights will become effective and the date on which the Rights will expire, and any applicable U.S. and Canadian federal income tax considerations.

In general, a Right entitles the holder to purchase for cash a specific number of Common Shares or other securities at a specified exercise price. The Rights are normally issued to shareholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we decide to issue Rights, we will accompany this prospectus with a Prospectus Supplement that will describe, among other things:

•	the record date for shareholders entitled to receive the Rights;

•	the number of Common Shares or other securities that may be purchased upon exercise of each Right;

•	the exercise price of the Rights;

•	the terms for changes to or adjustments in the exercise price, if any;

•	whether the Rights are transferable;

•	the period during which the Rights may be exercised and when they will expire;

•	the steps required to exercise the Rights;

•	whether the Rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•

whether we intend to sell Common Shares or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement;

•	our ability to withdraw or terminate the rights offering;

•	material United States and Canadian federal income tax consequences of acquiring, owning, exercising and disposing of Rights; and

•	other material terms, including terms relating to transferability, exchange, exercise or amendment of the Rights.

If fewer than all of the Rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable Prospectus Supplement. After the close of business on the expiration date, all unexercised Rights will become void.

Prior to the exercise of a holder’s Rights, the holder will not have any of the rights of holders of the securities issuable upon the exercise of the Rights and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

We may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants, Preferred Shares or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between us and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of the United States or a state thereof or Canada or a province thereof and authorized to carry on business as a trustee. We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Current Report on Form 8-K that we file with the SEC, any Subscription Receipt Agreement describing the terms and conditions of Subscription Receipts we are offering before the issuance of such Subscription Receipts.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement.

The Prospectus Supplement relating to any Subscription Receipts we offer will describe the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of the TSX and NYSE MKT relating to Subscription Receipts. If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts we offer will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

  the designation and aggregate number of Subscription Receipts offered;

  the price at which the Subscription Receipts will be offered;

  the currency or currencies in which the Subscription Receipts will be offered;

  the designation, number and terms of the Common Shares, Warrants, Preferred Shares or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

  the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Warrants, Preferred Shares or a combination thereof;

  the procedures for the issuance and delivery of Common Shares, Warrants, Preferred Shares or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

  whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants, Preferred Shares or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on Common Shares or Preferred Shares by us to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares or Preferred Shares pursuant to the terms of the Subscription Receipt Agreement);

  the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

  the terms and conditions pursuant to which the Escrow Agent will hold Common Shares or Warrants or Preferred Shares or a combination thereof pending satisfaction of the Release Conditions;

  the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to us upon satisfaction of the Release Conditions;

  if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

  procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

  any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

  whether we will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

  whether we will issue the Subscription Receipts as bearer securities, registered securities or both;

  provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

  the identity of the Escrow Agent;

  whether the Subscription Receipts will be listed on any exchange;

  material United States and Canadian federal tax consequences of acquiring, owning, receiving securities in exchange and disposing of the Subscription Receipts; and

  any other terms of the Subscription Receipts.

In addition, the Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts we offer will describe all contractual rights of rescission that will be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which the Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation, as discussed further under the sub-paragraph entitled “Rescission” below.

The holders of Subscription Receipts will not be shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants, Preferred Shares or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to us (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common Shares or Warrants or Preferred Shares may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or Warrants or Preferred Shares, as applicable, or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Subscription Receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares or Warrants or Preferred Shares to which the holder of a Common Share or Warrant or Preferred Share would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares or Preferred Shares, as applicable, of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares or Preferred Shares, as applicable, to be issued to holders of Subscription Receipts whose Subscription Receipts entitle the holders thereof to receive Common Shares or Preferred Shares, as applicable. Alternatively, such securities, evidences of indebtedness or assets may, at our option, be issued to the Escrow Agent and delivered to holders of Subscription Receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if other actions of the Company affect the Common Shares or Warrants or Preferred Shares, as applicable, which, in the reasonable opinion of our directors, would materially affect the rights of the holders of Subscription Receipts and/or the rights attached to the Subscription Receipts, the number of Common Shares or Warrants or Preferred Shares, as applicable, which are to be received pursuant to the Subscription Receipts shall be adjusted in such manner, if any, and at such time as our directors may in their discretion reasonably determine to be equitable to the holders of Subscription Receipts in such circumstances.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares or Warrants or Preferred Shares, as applicable, to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares or Warrants or Preferred Shares, as applicable, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

We may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

DESCRIPTION OF PREFERRED SHARES

The Preferred Shares issuable in series will have the rights, privileges, restrictions and conditions assigned to the particular series upon the board of directors of the Company approving their issuance, subject to the Company’s articles of continuance. We currently have authorized an unlimited number of Series A Preferred Shares which are non-redeemable, non-callable, non-voting and do not have a right to dividends. The terms of any Preferred Shares offered under this Prospectus and any related agreements will be described in the Prospectus Supplement filed in respect of the issuance of such Preferred Shares.

DESCRIPTION OF DEBT SECURITIES

From time to time, debt securities may be offered and sold under this Prospectus. The terms of any debt securities and any related agreements or indentures will be described in a Prospectus Supplement to be filed in respect of such offering.

We will provide particular terms and provisions of a series of Debt Securities, and a description of how the general terms and provisions described below may apply to that series, in a Prospectus Supplement. The following summary may not contain all of the information that is important to the investor. For a more complete description, prospective investors should refer to the applicable Prospectus Supplement and to the applicable indenture (the “Indenture”), a copy of which will be distributed in connection with any distribution of Debt Securities under this Prospectus and filed by us with the securities regulatory authorities in Canada and the United States after we have entered into it. The Indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended.

The Indenture may not limit the aggregate principal amount of Debt Securities which may be issued under it, and we may issue Debt Securities in one or more series. Securities may be denominated and payable in any currency. We may offer no more than $100,000,000 (or the equivalent in other currencies) aggregate principal amount of Debt Securities pursuant to this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture will permit us, without the consent of the holders of any Debt Securities, to issue additional Debt Securities under the Indenture with the same terms and with the same CUSIP numbers as the Debt Securities offered in that series, provided that such additional Debt Securities must be part of the same issue as the Debt Securities offered in that series for U.S. federal income tax purposes. We may also from time to time repurchase Debt Securities in open market purchases or negotiated transactions without prior notice to holders.

The applicable Prospectus Supplement will set forth the following terms relating to the Debt Securities offered by such Prospectus Supplement:

  the title of the Debt Securities;
  the total principal amount of the Debt Securities;

  whether the Debt Securities will be issued in individual certificates to each holder or in the form of temporary or permanent global Debt Securities held by a depositary on behalf of holders;
  the date or dates on which the principal of and any premium on the Debt Securities will be payable;
  any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments and whether and under what circumstances any additional amounts with respect to the Debt Securities will be payable;
  the place or places where payments on the Debt Securities will be payable;
  any provisions for optional redemption, early repayment, retraction, purchase for cancellation or surrender;
  any sinking fund or other provisions that would require the redemption, purchase or repayment of Debt Securities;
  whether payments on the Debt Securities will be payable in a foreign currency or currency units or another form;
  the portion of the principal amount of Debt Securities that will be payable if the maturity is accelerated, other than the entire principal amount;
  events of default by the Company and covenants of the Company;
  any restrictions or other provisions relating to the transfer or exchange of Debt Securities;
  any provisions permitting or restricting the issuance of additional securities, the incurring of additional indebtedness and other material negative covenants including restrictions against payment of dividends and restrictions against giving security on our assets or the assets of our subsidiaries;
  the rank and terms of subordination of any series of subordinate debt;
  whether or not the Debt Securities will be secured or unsecured, and the terms of any secured debt including a general description of the collateral and of the material terms of any related security, pledge or other agreements;
  any terms for the conversion or exchange of the Debt Securities for other securities of the Company or any other entity, or for the redemption on maturity through the issuance of Common Shares or any other securities of the Company; and
  any other terms of the Debt Securities not prohibited by the Indenture.

Unless otherwise indicated in the applicable Prospectus Supplement we will issue Debt Securities in registered form without coupons, and in denominations of $1,000 and multiples of $1,000. Debt Securities may be presented for exchange, and registered Debt Securities may be presented for registration of transfer in the manner set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. We may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. We will appoint a trustee as security registrar.

Unless otherwise indicated in the applicable Prospectus Supplement, the holders of the Debt Securities will not be afforded protection under the Indenture in the event of a highly leveraged transaction or a change in control of the Company, except in certain specified circumstances.

We may issue Debt Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, we will offer and sell those Securities at a discount below their stated principal amount. We will describe in the applicable Prospectus Supplement any material Canadian and U.S. federal income tax consequences and other special considerations.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the Indenture. In addition, neither we nor any of our subsidiaries will be restricted under the Indenture from paying dividends, incurring debt, or issuing or repurchasing its securities.

As further described in any Prospectus Supplement, any Debt Securities issued by us may be secured or unsecured obligations of the Company and may be senior or subordinate debt. As of the date of this Prospectus, we and our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness, trade payables, debentures in the aggregate principal amount of Cdn$22,000,000, and a loan payable to Johnson County, Wyoming in the amount of $15,622,817.

We may issue Debt Securities and incur additional indebtedness otherwise than through the offering of any Debt Securities pursuant to this Prospectus.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that we may offer under this Prospectus. While the terms we have summarized below will apply generally to any Units that we may offer under this Prospectus, we will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement. The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement (which we refer to herein as the “Unit Agreement”), if any, between us and a unit agent (which we refer to herein as the “Unit Agent”) that describes the terms and conditions of the series of Units we are offering, and any supplemental agreements, before the issuance of the related series of Units. The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement, if any, and any supplemental agreements applicable to a particular series of Units. We urge you to read the applicable Prospectus Supplements related to the particular series of Units that we sell under this Prospectus, as well as the complete Unit Agreement, if any, and any supplemental agreements that contain the terms of the Units.

General

We may issue Units comprising one or more Common Shares, Warrants, Rights, Preferred Shares, Subscription Receipts or Debt Securities, in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included security. Units may be issued under a Unit Agreement. Any Unit Agreement under which a Unit may be issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

•	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;
•	the provisions of any governing Unit Agreement;
•	material United States and Canadian federal income tax consequences of acquiring, owning, exercising, and disposing of the Units; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares”, “Description of Warrants”, “Description of Rights”, “Description of Subscription Receipts”, “Description of Preferred Shares” and “Description of Debt Securities”, will apply to each Unit and to any Common Share, Warrant Right, Preferred Share, Subscription Receipt or Debt Security included in each Unit, respectively.

Issuance in Series

We may issue Units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices, including sales in transactions that are deemed to be “at-the-market” distributions, including sales made directly on the TSX, NYSE MKT or other existing trading markets for the securities. We may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective. The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security(ies) being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds or consideration to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased. We may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. We may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities. Any such fee or commission will be paid out of our general corporate funds. We may use underwriters with whom we have a material relationship. We will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, we will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. We will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents

The Securities may also be sold through agents designated by us. Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable Prospectus Supplement. Any such fees or commissions will be paid out of our general corporate funds. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser. In this case, no underwriters, dealers or agents may be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our Common Shares is CST Trust Company at its principal offices in Toronto, Ontario, Canada.

LEGAL MATTERS

Certain legal matters related to the Securities offered by this Prospectus will be passed upon on our behalf by Dorsey & Whitney LLP, with respect to matters of United States law, and Borden Ladner Gervais LLP, with respect to matters of Canadian law.

EXPERTS

Information relating to our mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Roscoe Postle Associates Inc., William E. Roscoe, Douglas T. Underhill, Thomas C. Pool, Barton G. Stone, Robert Michaud, Stuart E. Collins, Mark B. Mathisen, Harold R. Roberts, David A. Ross, Peters Geosciences, Douglas C. Peters, BRS Inc., Douglas L. Beahm, W. Paul Goranson, Douglass Graves, Richard White, Don R. Woody, Woody Enterprises, Terrence P. McNulty, T.P. McNulty & Associates Inc., Chlumsky, Ambrust and Meyer, Geoffrey S. Carter, Broad Oak Associates, Trec, Inc., Allan Moran, Frank A. Daviess, SRK Consulting (U.S.) Inc., Christopher Moreton, Richard L. Nielsen, Robert L. Sandefur, Matthew P. Reilly, this information has been included in reliance on such companies’ and persons’ expertise.

None of Roscoe Postle Associates Inc., William E. Roscoe, Douglas T. Underhill, Thomas C. Pool, Barton G. Stone, Robert Michaud, Stuart E. Collins, Mark B. Mathisen, Harold R. Roberts, David A. Ross, Peters Geosciences, Douglas C. Peters, BRS Inc., Douglas L. Beahm, W. Paul Goranson, Douglass Graves, Richard White, Don R. Woody, Woody Enterprises, Terrence P. McNulty, T.P. McNulty & Associates Inc., Chlumsky, Ambrust and Meyer, Geoffrey S. Carter, Broad Oak Associates, Trec, Inc., Allan Moran, Frank A. Daviess, SRK Consulting (U.S.) Inc., Christopher Moreton, Richard L. Nielsen, Robert L. Sandefur, Matthew P. Reilly, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions in this Prospectus and the documents incorporated by reference herein relating to our mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in our property or of any of our associates or affiliates. As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding Common Shares.

Our consolidated financial statements as at December 31, 2015 and 2014, and for each of the years in the three- year period ended December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

7,250,000 Units Consisting of One Common Share and One-Half of One Common Share Purchase Warrant
7,250,000 Common Shares underlying the Units
3,625,000 Warrants to purchase Common Shares
3,625,000 Common Shares underlying the Warrants

PROSPECTUS SUPPLEMENT

Cantor Fitzgerald Canada Corporation	Rodman & Renshaw a unit of H.C. Wainwright & Co., LLC

Haywood Securities Inc.	Raymond James Ltd.	Dundee Securities Ltd.

September 15, 2016